AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 20, 2024

REGISTRATION NO. 333-278737

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

AMENDMENT NO. 3

TO

FORM F-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BROOKFIELD INFRASTRUCTURE

PARTNERS L.P.

(Exact name of registrant as specified in its charter)†

Bermuda	Not applicable
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

73 Front Street, 5th Floor

Hamilton, HM 12, Bermuda

+1 (441) 294-3304

(Address and telephone number of Registrant’s principal executive offices)

Brookfield Infrastructure LLC

250 Vesey Street, 15th Floor

New York, New York 10281

(212) 417-7000

(Name, address and telephone number of agent for service)

Copies to:

Mile T. Kurta, Esq.

Christopher R. Bornhorst, Esq.

Torys LLP

1114 Avenue of the Americas, 23rd Floor

New York, NY 10036

(212) 880-6000

Approximate date of commencement of proposed sale to the public: From time to time on or after the effective date of this Registration Statement.

If only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☐

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

†	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion Dated December 20, 2024.

BROOKFIELD INFRASTRUCTURE PARTNERS L.P.

170,000,000 Limited Partnership Units

This prospectus relates to the registration of up to 170,000,000 non-voting limited partnership units (the “LP Units”) of Brookfield Infrastructure Partners L.P. (the “Partnership,” or “we”, “us” and “our”) that may be (i) issued by the Partnership or delivered by Brookfield Infrastructure Corporation (“BIPC”) following completion of the Arrangement (as defined below) to satisfy any exchange, redemption or acquisition of class A exchangeable subordinate voting shares (the “Exchangeable Shares”) of BIPC (including, if applicable, in connection with liquidation, dissolution or winding up of BIPC) or the Partnership) that is made in accordance with the terms of the Exchangeable Shares as provided in BIPC’s articles (as defined herein); or (ii) delivered by our affiliate, Brookfield Corporation, as the selling unitholder named herein (“Brookfield” or the “selling unitholder”) to satisfy any exchange by holders of Exchangeable Shares from time to time following completion of the Arrangement in the event that neither BIPC nor the Partnership has satisfied such exchange, as provided pursuant to the terms of the Rights Agreement (as defined herein) and BIPC’s articles. Brookfield indirectly controls Brookfield Infrastructure Partners Limited, our general partner. See “Exchanges of Exchangeable Shares for LP Units”.

The 170,000,000 LP Units being registered hereunder includes (i) up to 120,000,000 LP Units in respect of the Exchangeable Shares that are expected to be issued in exchange for the Existing Shares (as defined below) on or about      , 2024 by BIPC pursuant to the Arrangement; and (ii) up to 50,000,000 LP Units in respect of any additional Exchangeable Shares that may be issued from time to time in the future by BIPC following completion of the Arrangement (1) in connection with exchanges of outstanding BIPC Exchangeable LP Units (as defined herein); (2) pursuant to Regulation S under the Securities Act of 1933, as amended (the “Securities Act”); or (3) pursuant to one or more U.S. registration statements that may be filed by BIPC following completion of the Arrangement.

On October 9, 2024, the Partnership entered into an arrangement agreement with existing Brookfield Infrastructure Corporation (which, following the Arrangement, will be renamed Brookfield Infrastructure Holdings Corporation (“Existing BIPC”)), Brookfield and 1505109 B.C. Ltd., which contemplates a plan of arrangement (the “Arrangement”) whereby, among other things: (i) the public holders of the class A exchangeable subordinate voting shares (the “Existing Shares”) of Existing BIPC (i.e., those shareholders other than Brookfield and its subsidiaries) (the “Public Shareholders”), will exchange their Existing Shares on a one-for-one basis for Exchangeable Shares; (ii) 1505109 B.C. Ltd. will be renamed “Brookfield Infrastructure Corporation” (“New BIPC”); (iii) Existing BIPC will be renamed “Brookfield Infrastructure Holdings Corporation”; (iv) the Existing Shares will be delisted from the Toronto Stock Exchange (the “TSX”) and the New York Stock Exchange (the “NYSE”) and Existing BIPC will cease to be a reporting issuer in Canada and will cease to be subject to the reporting requirements under the Exchange Act of 1934, as amended (the “Exchange Act”); and (v) subject to the approval of the TSX and the NYSE, the new Exchangeable Shares will be listed on the TSX and the NYSE under the symbol “BIPC” and New BIPC will become a reporting issuer in Canada and will file reports under the Exchange Act as a “successor issuer” of Existing BIPC. This prospectus relates solely to the LP Units issuable upon exchange, redemption or acquisition of Exchangeable Shares of New BIPC, which throughout this prospectus, is referred to as “BIPC”.

Pursuant to BIPC’s articles, each Exchangeable Share will be exchangeable at the option of the holder thereof for one LP Unit (subject to adjustment to reflect certain capital events) or its cash equivalent (the form of payment to be determined at our election), as more fully described in this prospectus. Whether the LP Units are issued by the Partnership or delivered by BIPC will be determined by us in our sole discretion. Either (i) BIPC will deliver LP Units or its cash equivalent to satisfy its exchange obligation or (ii) the Partnership may elect to satisfy BIPC’s exchange obligation by acquiring any tendered Exchangeable Shares in exchange for LP Units or its cash equivalent. Under the Rights Agreement and BIPC’s articles, in the event that neither BIPC nor the Partnership has issued or delivered LP Units or the cash equivalent upon exchange of Exchangeable Shares, then Brookfield will satisfy, until March 31, 2025, such exchange by paying such cash amount or delivering such LP Units pursuant to this prospectus (up to the maximum number of LP Units that may be offered hereby). See “The Selling Unitholder”.

None of the Partnership, BIPC or the selling unitholder will receive any cash proceeds from the issuance or delivery of any LP Units upon exchange, redemption or acquisition, as applicable, of Exchangeable Shares pursuant to this prospectus.

The LP Units are listed on the NYSE under the trading symbol “BIP” and the TSX under the symbol “BIP.UN.”

Investing in the LP Units involves risks. Please see “Risk Factors” beginning on page 4 of this prospectus, and in similarly-captioned sections in the documents incorporated by reference herein, for a discussion of risk factors you should consider before investing in the LP Units.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is      , 2024.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form F-3 (the “Registration Statement”) that we have filed with the SEC under the Securities Act, with respect to LP Units that may be (i) issued by the Partnership or delivered by BIPC to satisfy any exchange, redemption or acquisition of Exchangeable Shares of BIPC (including, if applicable, in connection with liquidation, dissolution or winding up of BIPC or the Partnership) that is made in accordance with the terms of the Exchangeable Shares as provided in BIPC’s articles; or (ii) delivered by our affiliate, Brookfield, as the selling unitholder named herein to satisfy any exchange by holders of Exchangeable Shares from time to time following completion of the Arrangement in the event that neither BIPC nor the Partnership have satisfied such exchange, as provided pursuant to the terms of the Rights Agreement and BIPC’s articles. See “Exchanges of Exchangeable Shares for LP Units”. Exchanges registered hereby include exchanges of Exchangeable Shares at the election of the holders of Exchangeable Shares in accordance with the terms thereof as provided in BIPC’s articles and if applicable, the Rights Agreement. See “Exchanges of Exchangeable Shares for LP Units—Primary Exchange Rights” and “Exchanges of Exchangeable Shares for LP Units—Secondary Exchange Rights”. In addition, this prospectus registers the issuance or delivery of LP Units upon redemption or acquisition by us of Exchangeable Shares in accordance with BIPC’s articles, as described in “Exchanges of Exchangeable Shares for LP Units—Redemption”, “Exchanges of Exchangeable Shares for LP Units—Liquidation of BIPC” and “Exchanges of Exchangeable Shares for LP Units—Automatic Redemption upon Liquidation of the Partnership”.

As allowed by the SEC rules, this prospectus does not contain all the information included in the Registration Statement. For further information, you are referred to the Registration Statement, including its exhibits, as well as any prospectus supplement and any documents incorporated by reference herein or therein. You should read this prospectus together with any applicable prospectus supplement thereto, and in any free writing prospectus that we may provide to you, and any documents incorporated by reference herein or therein and any additional information you may need to make your investment decision. You should also read and carefully consider the information in the documents we have referred you to in “Where You Can Find More Information” and “Incorporation by Reference” below. Information incorporated by reference after the date of this prospectus is considered a part of this prospectus and may add, update or change information contained in this prospectus. The information in this prospectus or any document incorporated by reference herein by reference is accurate only as of the date contained on the cover of such documents. Neither the delivery of this prospectus nor any delivery of LP Units made under this prospectus will, under any circumstances, imply that the information in this prospectus is correct as of any date after this prospectus. Our business, financial condition and results of operations may have changed since that date. Any information in such subsequent filings that is inconsistent with this prospectus will supersede the information in this prospectus.

You should rely only on the information incorporated by reference or provided in this prospectus and any accompanying prospectus supplement, and in any free writing prospectus that we may provide to you. We and the selling unitholder have not authorized anyone else to provide you with other information. We and the selling unitholder are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

Unless the context requires otherwise, when used in this prospectus, the term “Brookfield” refers to Brookfield Corporation and the term “Brookfield Group” refers to Brookfield and its subsidiaries. The term “Partnership” refers to Brookfield Infrastructure Partners L.P. alone; the terms “Brookfield Infrastructure,” “we,” “us” and “our” refer to, collectively, the Partnership, Brookfield Infrastructure L.P. (the “Holding LP”), the Holding Entities and the operating entities but excluding BIPC; the term “Holding Entities” refers to certain holding subsidiaries of Holding LP, through which we hold all of our interests in our operating entities; the term “operating entities” refers to the entities which directly or indirectly hold our current operations and assets that we may acquire in the future, including any assets held through joint ventures, partnerships and consortium arrangements; the term “general partner” refers to Brookfield Infrastructure Partners Limited, the Partnership’s general partner. References to “our group” mean, collectively, the Partnership and BIPC and, unless the context

i

otherwise requires, references to Brookfield include Brookfield Asset Management Ltd. In addition, the term “Limited Partnership Agreement” refers to the amended and restated limited partnership agreement of the Partnership, as amended from time to time.

Unless otherwise noted or the context otherwise requires, the disclosure in this prospectus assumes that the Arrangement (as defined herein) and the steps contemplated therein have been completed, and the existing Brookfield Infrastructure Corporation has been renamed “Brookfield Infrastructure Holdings Corporation” and 1505109 B.C. Ltd. has been renamed “Brookfield Infrastructure Corporation”. Accordingly, all references to “BIPC” herein refer to New BIPC, which is the new Brookfield Infrastructure Corporation upon completion of the Arrangement, and all references to “Exchangeable Shares” refer to class A exchangeable subordinate voting shares of the new BIPC upon completion of the Arrangement. Brookfield Infrastructure Corporation, as it currently exists prior to the Arrangement, is referred to herein as “Existing BIPC”, and the class A exchangeable subordinate voting shares of Existing BIPC are referred to herein as the “Existing Shares”.

Your ability to enforce civil liabilities under the United States federal securities laws may be affected adversely because the Partnership is formed under the laws of Bermuda, certain of the directors of our general partner as well as certain of the experts named in this prospectus are residents of Canada or another non-U.S. jurisdiction and a substantial portion of the Partnership’s assets and the assets of those directors and experts may be located outside the United States.

Unless otherwise specified, all dollar amounts and financial information contained in this prospectus are expressed in U.S. dollars and references to “dollars”, “$” or “US$” are to U.S. dollars and all references to “C$” are to Canadian dollars and, unless otherwise indicated, the financial information has been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”).

CAUTIONARY NOTE REGARDING FORWARD-LOOKING INFORMATION

This prospectus and the documents incorporated by reference in this prospectus contain certain “forward-looking statements” and “forward-looking information” within the meaning of applicable U.S. and Canadian securities laws concerning our business and operations. The forward-looking statements and information also relate to, among other things, our business, operations, objectives, goals, strategies, intentions, plans, beliefs, expectations and estimates and anticipated events or trends. In some cases, you can identify forward-looking statements and information by terms such as “anticipate,” “believe,” “could,” “estimate,” “likely,” “expect,” “intend,” “may,” “continue,” “plan,” “potential,” “objective,” “tend,” “seek,” “target,” “foresee,” “aim to,” “outlook,” “endeavor,” “will,” “would” and “should” or the negative of those terms or other comparable terminology. These forward-looking statements and information are not historical facts but reflect our current expectations regarding future results or events and are based on information currently available to us and on assumptions we believe are reasonable.

Although we believe that our anticipated future results, performance or achievements expressed or implied by these forward-looking statements and information are based on reasonable assumptions and expectations, the reader should not place undue reliance on forward-looking statements and information because they involve assumptions, known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to differ materially from anticipated future results, performance or achievements expressed or implied by such forward-looking statements and information. These beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to us or are within our control. If a change occurs, our business, financial condition, liquidity and results of operations and our plans and strategies may vary materially from those expressed in the forward-looking statements and information in this prospectus and the documents incorporated by reference in this prospectus.

Factors that could cause our actual results to differ materially from those contemplated or implied by our forward-looking statements and information in this prospectus and the documents incorporated by reference in this prospectus include, without limitation:

•	commodity risks;

•	alternative technologies could impact the demand for, or use of, the businesses and assets that we own and operate and could impair or eliminate the competitive advantage of our businesses and assets;

•	acquisitions may subject us to additional risks and the expected benefits of our acquisitions may not materialize;

•	the competitive market for acquisition opportunities and the inability to identify and complete acquisitions as planned;

•	pending acquisitions, dispositions and other transactions may not be completed on the timeframe or in the manner contemplated, or at all;

•	our ability to renew existing contracts and win additional contracts with existing or potential customers;

•	deployment of capital for our committed backlog and other projects we are pursuing may be delayed, curtailed or redirected altogether;

•	timing and price for the completion of unfinished projects;

•	infrastructure operations may require substantial capital expenditures;

•	exposure to environmental risks, including increasing environmental legislation and the broader impacts of climate change;

•	exposure to increased economic regulation and adverse regulatory decisions;

•	First Nations claims to land, adverse claims or governmental claims may adversely affect our infrastructure operations;

•	some of our current operations are held in the form of joint ventures or partnerships or through consortium arrangements;

•	some of our businesses operate in jurisdictions with less developed legal systems and could experience difficulties in obtaining effective legal redress, which creates uncertainties;

•	actions taken by national, state, or provincial governments, including nationalization, or the imposition of new taxes, could materially impact the financial performance or value of our assets;

•	equipment that we need, including spare parts and components required for project development, may become unavailable or difficult to procure;

•	reliance on technology and exposure to cyber-security attacks;

•	customers may default on their obligations;

•	reliance on tolling and revenue collection systems;

•	Brookfield’s influence over the Partnership and the Partnership’s dependence on Brookfield as our service provider;

•	the lack of an obligation of Brookfield to source acquisition opportunities for us;

•	our dependence on Brookfield and its professionals;

•

the role and ownership of Brookfield in the Partnership and in Holding LP may change and interests in our general partner may be transferred to a third party without unitholder or preferred unitholder consent;

•	Brookfield may increase its ownership of the Partnership;

•

our Master Services Agreement (as defined herein) and our other arrangements with Brookfield do not impose on Brookfield any fiduciary duties to act in the best interests of unitholders or preferred unitholders;

•	conflicts of interest between the Partnership, our preferred unitholders and our unitholders, on the one hand, and Brookfield, on the other hand;

•	our arrangements with Brookfield may contain terms that are less favorable than those which otherwise might have been obtained from unrelated parties;

•	our general partner may be unable or unwilling to terminate our Master Services Agreement;

•	the limited liability of, and our indemnification of, our service provider;

•	our assets are or may become highly leveraged and we intend to incur indebtedness above the asset level;

•	some of our acquisitions may be of distressed companies, which may subject us to increased risks, including the incurrence of legal or other expenses;

•	the Partnership is a holding entity that relies on its subsidiaries to provide the funds necessary to pay our distributions and meet our financial obligations;

•

future sales and issuances of the LP Units, preferred units or securities exchangeable for the LP Units (including the Exchangeable Shares), or the perception of such sales or issuances, could depress the trading price of the LP Units or preferred units;

•	the Partnership may become regulated as an investment company under the U.S. Investment Company Act of 1940, as amended;

•	we are exempt from certain requirements of Canadian securities laws and we are not subject to the same disclosure requirements as a U.S. domestic issuer;

•	we may be subject to the risks commonly associated with a separation of economic interest from control or the incurrence of debt at multiple levels within an organizational structure;

•	effectiveness of our internal controls over financial reporting;

•	our unitholders and preferred unitholders do not have a right to vote on Partnership matters or to take part in the management of the Partnership;

•	market price of the LP Units and preferred units may be volatile;

•	dilution of existing unitholders;

•	foreign currency risk and risk management activities;

•	investors may find it difficult to enforce service of process and enforcement of judgments against us;

•	we may not be able to continue paying comparable or growing cash distributions to unitholders in the future;

•	changes in tax law and practice;

•

general economic conditions and risks relating to the economy, including geopolitical concerns such as trade conflict and civil unrest, unfavorable changes in interest rates, political and economic policies, inflation and volatility in financial markets, as well as variable economic conditions in the markets where we operate;

•	increasing political uncertainty, which may impact our ability to expand in certain markets;

•	adverse changes in currency exchange rates;

•	potential unavailability of credit on favorable terms, or at all;

•	potential unfavorable changes in government policy and legislation;

•

federal, state and foreign anti-corruption and trade sanctions laws and restrictions on foreign direct investment applicable to us and our operating businesses create the potential for significant liabilities and penalties, the inability to complete transactions, imposition of significant costs and burdens, and reputational harm;

•	exposure to uninsurable losses and force majeure events;

•	labor disruptions and economically unfavorable collective bargaining agreements;

•	exposure to occupational health and safety related accidents;

•	high levels of government regulation upon many of our operating entities, including with respect to rates set for our regulated businesses;

•	our infrastructure business is at risk of becoming involved in disputes, possible litigation and governmental investigations;

•	our ability to finance our operations due to the status of the capital markets;

•	changes in our credit ratings;

•	our operations may suffer a loss from fraud, bribery, corruption, sanctions violations, or other illegal acts;

•	new regulatory initiatives related to Environmental, Social and Governance and/or sustainability;

•	potential human rights impacts of our business activities; and

v

•

other factors described in the Annual Report and in other documents incorporated by reference herein, including, but not limited to, those described under Item 3.D “Risk Factors” and elsewhere in the Annual Report, as well as risk factors described in this prospectus under “Risk Factors”.

We caution that the foregoing list of important factors that may affect future results is not exhaustive. When relying on our forward-looking statements and information to make decisions with respect to an investment in the LP Units, investors and others should carefully consider the foregoing factors and other uncertainties and potential events. In light of these risks, uncertainties and assumptions, the events described by our forward-looking statements and information might not occur. These risks could cause our actual results and our plans and strategies to vary from our forward-looking statements and information. We qualify any and all of our forward-looking statements and information by these cautionary factors. Please keep this cautionary note in mind as you read this prospectus. We disclaim any obligation to update or revise publicly any forward-looking statements or information, whether written or oral, as a result of new information, future events or otherwise, except as required by applicable law.

SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary may not contain all of the information that you should consider before deciding to invest in LP Units. You should read this entire prospectus carefully, including the “Risk Factors” section and the documents incorporated by reference herein.

Brookfield Infrastructure Partners L.P.

The Partnership is a Bermuda exempted limited partnership that was formed on May 21, 2007, under the provisions of the Exempted Partnerships Act 1992 of Bermuda, as amended, and the Limited Partnership Act 1883 of Bermuda, as amended. The Partnership’s head and registered office is located at 73 Front Street, 5th Floor, Hamilton HM 12, Bermuda and its telephone number at that address is +1 441 294-3304. The Partnership was spun-off from Brookfield Asset Management Inc. (now Brookfield Corporation) and certain of its affiliates on January 31, 2008. The LP Units are listed on the NYSE under the symbol “BIP” and the TSX under the symbol “BIP.UN”.

The Partnership is a leading global infrastructure company that owns and operates high quality, long-life assets in the utilities, transport, midstream and data sectors across the Americas, Asia Pacific and Europe. We are focused on assets that have contracted and regulated revenues that generate predictable and stable cash flows.

The Partnership’s sole material assets are its managing general partnership interest and preferred limited partnership interest in the Holding LP. The Partnership serves as the Holding LP’s managing general partner and has sole authority for the management and control of the Holding LP.

For additional information about the Partnership, please refer to the Annual Report and the other documents that are incorporated by reference into this prospectus from time to time.

Brookfield Infrastructure Corporation

New BIPC (or as used in this prospectus, “BIPC”) was incorporated under the Business Corporations Act (British Columbia) on October 3, 2024. Prior to the Arrangement (as described below), New BIPC was named 1505109 B.C. Ltd. and, in connection with the Arrangement, will be renamed “Brookfield Infrastructure Corporation”. BIPC’s head office is located at 250 Vesey Street, 15th Floor, New York, New York 10281 and its registered office is located at 1055 West Georgia Street, Suite 1500, P.O. Box 11117, Vancouver, British Columbia V6E 4N7.

On October 9, 2024, the Partnership entered into an arrangement agreement with Existing BIPC, Brookfield and New BIPC, which contemplates the Arrangement whereby, among other things: (i) the Public Shareholders will exchange their Existing Shares on a one-for-one basis for new Exchangeable Shares; (ii) New BIPC will be renamed “Brookfield Infrastructure Corporation”; (iii) Existing BIPC will be renamed “Brookfield Infrastructure Holdings Corporation”; (iv) the Existing Shares will be delisted from the TSX and the NYSE and Existing BIPC will cease to be a reporting issuer in Canada and will cease to be subject to the reporting requirements under the Exchange Act; and (v) subject to the approval of the TSX and the NYSE, the new Exchangeable Shares will be listed on the TSX and NYSE under the symbol “BIPC” and New BIPC will become a reporting issuer in Canada and will file reports under the Exchange Act as a “successor issuer” of Existing BIPC. This prospectus relates solely to the LP Units issuable upon exchange, redemption or acquisition of Exchangeable Shares of New BIPC, which throughout this prospectus, is referred to as “BIPC”. The purpose of the Arrangement is to allow BIPC to maintain the benefits of its business structure, while addressing proposed amendments to the Income Tax Act (Canada) that are expected to result in additional costs to BIPC if no action is taken. The Arrangement is expected to be tax-deferred for the vast majority of investors, including Canadian and U.S. shareholders. Following the Arrangement, BIPC shareholders will continue to own an economically equivalent security that provides the same economic benefits and governance as investing in Existing BIPC.

BIPC serves as a vehicle to own and operate certain infrastructure assets on a global basis. Existing BIPC currently, and upon completion of the Arrangement, BIPC’s operations will, consist principally of the ownership and operation of regulated gas transmission systems in Brazil, of regulated distribution operations in the United Kingdom, and a global intermodal logistics operation, but upon Brookfield’s recommendation and allocation of opportunities to BIPC, BIPC intends to seek acquisition opportunities in other sectors with similar attributes and in which BIPC can deploy an operations-oriented approach to create value.

Each Exchangeable Share will receive identical dividends to the distributions paid on each LP Unit and will be exchangeable at the option of the holder for one LP Unit (subject to adjustment to reflect certain capital events) or its cash equivalent (the form of payment to be determined at our election), as more fully described in this prospectus. Whether the LP Units are issued by the Partnership or delivered by BIPC will be determined by us in our sole discretion. Either (i) BIPC will deliver LP Units or its cash equivalent to satisfy its exchange obligation or (ii) the Partnership may elect to satisfy BIPC’s exchange obligation by acquiring any tendered Exchangeable Shares in exchange for LP Units or its cash equivalent. See “Exchanges of Exchangeable Shares for LP Units - Primary Exchange Rights - Adjustments to Reflect Certain Capital Events.”

In connection with the Arrangement, Brookfield will enter into a rights agreement (the “Rights Agreement”) pursuant to which it will agree that, until March 31, 2025, in the event that, on the applicable specified exchange date with respect to any subject Exchangeable Shares, (i) BIPC has not satisfied its obligation under its articles and notice of articles (“BIPC’s articles”) of delivering the LP Units amount or its cash equivalent amount and (ii) the Partnership has not, upon our election in our sole and absolute discretion, acquired such subject Exchangeable Shares from the holder thereof and delivered the LP Units amount or its cash equivalent, Brookfield will satisfy, or cause to be satisfied, the obligations pursuant to BIPC’s articles to exchange such subject Exchangeable Shares for the LP Units amount or its cash equivalent. The holders of Exchangeable Shares will have a right to receive the LP Units amount or its cash equivalent in such circumstances. The Rights Agreement replaces the existing rights agreement, dated March 31, 2020, between Brookfield and the rights agent (the “Existing Rights Agreement”), and provides the same expiration date and other terms as the Existing Rights Agreement; accordingly, the Rights Agreement serves only to provide continuity for the existing structure in existence prior to the Arrangement.

The Partnership will pay all expenses of effecting the exchanges pursuant to this prospectus.

See “Exchange Rights of Exchangeable Shares for LP Units” for more information.

LP Units and Exchangeable Shares

As of September 30, 2024, there were 461,745,019 LP Units, 190,299,956 redeemable partnership units (“RPUs”) of Holding LP outstanding. The RPUs are subject to a redemption-exchange mechanism pursuant to which LP Units may be issued in exchange for RPUs on a one for one basis. All of the RPUs are currently owned by Brookfield.

Following completion of the Arrangement, there are expected to be up to 120,000,000 Exchangeable Shares issued in exchange for the Existing Shares pursuant to the Arrangement, based on 132,023,562 Existing Shares outstanding as of September 30, 2024, of which 13,012,789 are held by the Brookfield Group and will not be exchanged for Exchangeable Shares. Pursuant to the Arrangement, the Brookfield Group will transfer its Existing Shares to Existing BIPC in exchange for class A.2 exchangeable non-voting shares of Existing BIPC (“Class A.2 Shares”) on a one-for-one basis. The Class A.2 Shares will be exchangeable by the Brookfield Group into Exchangeable Shares or LP Units on a one-for-one basis; however, those exchanges are not being registered pursuant to the Registration Statement of which this prospectus forms a part.

On October 16, 2018, Brookfield Infrastructure Partners Exchange LP (“Exchange LP”), one of our subsidiaries, issued exchangeable limited partnership units of Exchange LP (“Exchangeable LP Units”) in connection with the privatization of Enercare Inc. Each Exchangeable LP Unit is exchangeable for one LP Unit. As of September 30, 2024, there were 1,052,450 Exchangeable LP Units outstanding.

In connection with the acquisition of all of the outstanding common shares of Inter Pipeline Ltd. in the third and fourth quarter of 2021, Brookfield Infrastructure Corporation Exchange Limited Partnership issued class B exchangeable limited partnership units (“BIPC Exchangeable LP Units”), which, upon completion of the Arrangement, will be exchangeable for Exchangeable Shares on a one-for-one basis. As of September 30, 2024, there were 4,747,930 BIPC Exchangeable LP Units outstanding.

For more information regarding the LP Units and securities directly or indirectly exchangeable for LP Units, see “Description of the Partnership’s Capital Structure” and “Exchange of Exchangeable Shares for LP Units.”

Exchanges Pursuant to This Prospectus

This prospectus relates to the registration of up to 170,000,000 LP Units that may be (i) issued by the Partnership or delivered by BIPC to satisfy any exchange, redemption or acquisition of Exchangeable Shares (including, if applicable, in connection with liquidation, dissolution or winding up of BIPC or the Partnership) from time to time following completion of the Arrangement that is made in accordance with the terms of the Exchangeable Shares as provided in BIPC’s articles; or (ii) delivered by the selling unitholder to satisfy any exchange by holders of Exchangeable Shares from time to time following completion of the Arrangement in the event that neither BIPC nor the Partnership has satisfied such exchange, as provided pursuant to the terms of the Rights Agreement and BIPC’s articles. Exchanges registered hereby include exchanges of Exchangeable Shares at the election of the holders of Exchangeable Shares in accordance with the terms thereof as provided in BIPC’s articles and, if applicable, the Rights Agreement. See “Exchanges of Exchangeable Shares for LP Units—Primary Exchange Rights” and “Exchanges of Exchangeable Shares for LP Units—Secondary Exchange Rights”. In addition, this prospectus registers the issuance or delivery of LP Units upon redemption or acquisition by us of Exchangeable Shares in accordance with BIPC’s articles, as described in “Exchanges of Exchangeable Shares for LP Units—Redemption”, “Exchanges of Exchangeable Shares for LP Units—Liquidation of BIPC” and “Exchanges of Exchangeable Shares for LP Units—Automatic Redemption upon Liquidation of the Partnership”.

Following completion of the Arrangement, there are expected to be up to 120,000,000 Exchangeable Shares issued in exchange for the Existing Shares pursuant to the Arrangement and which may be exchanged for LP Units pursuant to this prospectus. In addition, from time to time, BIPC may issue additional Exchangeable Shares that may be exchanged for LP Units pursuant to this prospectus, including (1) upon exchange of BIPC Exchangeable LP Units; (2) pursuant to Regulation S under the Securities Act; or (3) pursuant to one or more U.S. registration statements that may be filed by BIPC following completion of the Arrangement. This prospectus relates to up to 50,000,000 LP Units that may be issued by the Partnership or delivered by BIPC or the selling unitholder in respect of such additional Exchangeable Shares, as set forth on the cover of this prospectus. Any such future issuances of Exchangeable Shares exchangeable for the LP Units issuable or deliverable under this prospectus will have been made upon conversion, exchange or exercise of currently outstanding securities or otherwise pursuant to either Regulation S under the Securities Act or another effective registration statement under the Securities Act.

Tax Consequences of Exchanges and Ownership of LP Units

Please see “Material Canadian Federal Income Tax Considerations” and “Material United States Federal Income Tax Considerations” for a summary of material Canadian and U.S. federal income tax considerations that may be relevant to holders of Exchangeable Shares if such holders exchange their Exchangeable Shares for LP Units. Because the specific tax consequences to such holders will depend upon each of their specific circumstances, holders are strongly urged to consult their own tax advisor(s) regarding any Canadian and/or U.S. federal, state and local tax consequences specific to such holders.

RISK FACTORS

An investment in the LP Units involves a high degree of risk. Before making an investment decision, you should carefully consider the risks incorporated by reference from the Annual Report and the other information incorporated by reference in this prospectus, as updated by our subsequent filings with the SEC, pursuant to Sections 13(a), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and securities regulatory authorities in Canada, which are incorporated in this prospectus. See “Where You Can Find More Information” and “Incorporation by Reference.” The risks and uncertainties described therein and herein are not the only risks and uncertainties we face. In addition, please consider the following risks before making an investment decision:

Risks Related to Exchanging Exchangeable Shares for LP Units

The exchange of Exchangeable Shares for LP Units may result in the U.S. federal income taxation of any gain realized by a U.S. Holder.

Depending on the facts and circumstances, the exchange of Exchangeable Shares for LP Units by a U.S. Holder (as defined below) may result in the U.S. federal income taxation of any gain realized by such U.S. Holder. In general, a U.S. Holder exchanging Exchangeable Shares for LP Units pursuant to the exercise of the exchange right will recognize capital gain or loss (i) if the exchange request is satisfied by the delivery of LP Units by Brookfield pursuant to the Rights Agreement or (ii) if the exchange request is satisfied by the delivery of LP Units by BIPC and the exchange is, within the meaning of Section 302(b) of the U.S. Internal Revenue Code (as defined below), in “complete redemption” of the U.S. Holder’s equity interest in BIPC, a “substantially disproportionate” redemption of stock, or “not essentially equivalent to a dividend”, applying certain constructive ownership rules that take into account not only the Exchangeable Shares and other equity interests in BIPC actually owned but also other equity interests in BIPC treated as constructively owned by such U.S. Holder for U.S. federal income tax purposes. If an exchange request satisfied by the delivery of LP Units by BIPC is not treated as a sale or exchange under the foregoing rules, then it will be treated as a distribution equal to the amount of cash and the fair market value of the LP Units received, taxable under the rules generally applicable to distributions on stock of a corporation.

In general, if the Partnership satisfies an exchange request by delivering LP Units to a U.S. Holder pursuant to the Partnership’s exercise of the Partnership Call Right (as defined below), then the U.S. Holder’s exchange of Exchangeable Shares for LP Units will qualify as tax-free under Section 721(a) of the U.S. Internal Revenue Code, unless, at the time of such exchange, the Partnership (i) is a publicly traded partnership treated as a corporation for U.S. federal income tax purposes or (ii) would be an “investment company” if it were incorporated for purposes of Section 721(b) of the U.S. Internal Revenue Code. In the case described in (i) or (ii) of the preceding sentence, a U.S. Holder may recognize gain upon the exchange. Our general partner believes that the Partnership will be treated as a partnership and not as a corporation for U.S. federal income tax purposes. In addition, based on the shareholders’ rights in the event of the liquidation or dissolution of BIPC (or the Partnership) and the terms of the Exchangeable Shares, which are intended to provide an economic return equivalent to the economic return on the LP Units (including identical distributions), and taking into account the expected relative values of the Partnership’s assets and its ratable share of the assets of its subsidiaries for the foreseeable future, our general partner currently expects that a U.S. Holder’s exchange of Exchangeable Shares for LP Units pursuant to the exercise of the Partnership Call Right will not be treated as a transfer to an investment company for purposes of Section 721(b) of the U.S. Internal Revenue Code. Accordingly, our general partner currently expects a U.S. Holder’s exchange of Exchangeable Shares for LP Units pursuant to the Partnership’s exercise of the Partnership Call Right to qualify as tax-free under Section 721(a) of the U.S. Internal Revenue Code. However, no definitive determination can be made as to whether any such future exchange will qualify as tax-free under Section 721(a) of the U.S. Internal Revenue Code, as this will depend on the facts and circumstances at the time of the exchange. Many of these facts and circumstances are not within the control of the Partnership, and no assurance can be provided as to the position, if any, taken by our general partner with regard to the U.S. federal income tax treatment of any such exchange. Nor can any assurance be given that the IRS will not assert, or that a court would not sustain, a position contrary to any future position taken by the Partnership. If Section 721(a) of the U.S. Internal Revenue Code does not apply, then a U.S. Holder who exchanges Exchangeable Shares for LP Units pursuant to the Partnership’s exercise of the Partnership Call Right will be treated as if such holder had sold its Exchangeable Shares to the Partnership in a taxable transaction for cash in an amount equal to the value of the LP Units received.

Even if a U.S. Holder’s transfer of Exchangeable Shares in exchange for LP Units pursuant to the Partnership’s exercise of the Partnership Call Right qualifies as tax-free under Section 721(a) of the U.S. Internal Revenue Code, our general partner currently expects for the Partnership and the Holding LP to immediately undertake subsequent transfers of such Exchangeable Shares that would result in the allocation to such U.S. Holder of any gain realized under Section 704(c)(1) of the U.S. Internal Revenue Code. Under this provision, if appreciated property is contributed to a partnership, the contributing partner must recognize any gain that was realized but not recognized for U.S. federal income tax purposes with respect to the property at the time of the contribution (referred to as “built-in gain”), if the partnership sells such property (or otherwise transfers such property in a taxable exchange) at any time thereafter or distributes such property to another partner within seven years of the contribution in a transaction that does not otherwise result in the recognition of “built-in gain” by the partnership. If, contrary to the current expectations of our general partner, Section 704(c)(1) does not apply as a result of any such subsequent transfers by the Partnership or the Holding LP of Exchangeable Shares transferred by a U.S. Holder for LP Units in an exchange qualifying as tax-free under Section 721(a) of the U.S. Internal Revenue Code, then such U.S. Holder could, nonetheless, be required under Section 737 or Section 707(a) of the U.S. Internal Revenue Code to recognize part or all of the built-in gain in its Exchangeable Shares deferred as a result of such exchange, depending on whether the Partnership or the Holding LP were to make certain types of distributions to such U.S. Holder following the exchange.

For a more complete discussion of the U.S. federal income tax consequences of the exchange of Exchangeable Shares for LP Units, see “Material United States Federal Income Tax Considerations” below. The U.S. federal income tax consequences of exchanging Exchangeable Shares for LP Units are complex, and each U.S. Holder should consult its own tax advisor regarding such consequences in light of such holder’s particular circumstances.

Canadian federal income tax considerations described herein may be materially and adversely impacted by certain events.

If BIPC does not qualify as a “mutual fund corporation” under the Tax Act (as defined below), the income tax considerations described under the heading “Material Canadian Federal Income Tax Considerations” would be materially and adversely different in certain respects.

In general, there can be no assurance that Canadian federal income tax laws respecting the treatment of mutual fund corporations or otherwise respecting the treatment of BIPC, the Partnership and the exchange of Exchangeable Shares for LP Units as described in this prospectus will not be changed in a manner that adversely affects shareholders or unitholders, or that such tax laws will not be administered in a way that is less advantageous to BIPC, the Partnership, shareholders or unitholders.

Your investment may change upon an exchange of Exchangeable Shares for LP Units.

If you exchange Exchangeable Shares pursuant to the terms set forth in BIPC’s articles or the Rights Agreement, you may receive LP Units or cash in exchange for such Exchangeable Shares. To the extent that you receive LP Units in any such exchange, you will become a holder of limited partnership units of a Bermuda limited partnership rather than a holder of a security of a British Columbia corporation. We are organized as an exempted limited partnership under the laws of Bermuda, whereas BIPC is organized as a British Columbia corporation. Therefore, recipients of LP Units following an exchange of Exchangeable Shares for LP Units will have different rights and obligations, including voting rights, from those that they had prior to the consummation of the exchange as a holder of Exchangeable Shares. See “Comparison of Rights of Holders of our Exchangeable Shares and the Partnership’s Units” in BIPC’s annual report on Form 20-F for the year ended December 31, 2023, filed with the SEC on March 18, 2024.

The LP Units may not trade at the same price as the Exchangeable Shares.

Although the Exchangeable Shares are intended to provide an economic return that is equivalent to the LP Units, there can be no assurance that the market price of LP Units will be equal to the market price of Exchangeable Shares at any time. For example, as of the close of trading on October 30, 2024, the closing price of the LP Units was $34.98 per unit and C$48.56 per unit on the NYSE and TSX, respectively, and the closing price of the Existing Shares was $42.74 per share and C$59.42 per share on the NYSE and TSX, respectively. If BIPC redeems the Exchangeable Shares (which can be done without the consent of the holders) at a time when the trading price of the Exchangeable Shares is greater than the trading price of the LP Units, holders will receive LP Units (or its cash equivalent) with a lower trading price. Factors that could cause differences in such market prices may include:

•	perception and/or recommendations by analysts, investors and/or other third parties that these securities should be priced differently;

•	actual or perceived differences in dividends to holders of Exchangeable Shares versus distributions to holders of LP Units, including as a result of any legal prohibitions;

•	business developments or financial performance or other events or conditions that may be specific to only Brookfield Infrastructure or BIPC; and

•	difficulty in the exchange mechanics between Exchangeable Shares and LP Units, including any delays or difficulties experienced by the transfer agent in processing the exchange requests.

Any holder requesting an exchange of their Exchangeable Shares for which BIPC or the Partnership elects to provide LP Units in satisfaction of the exchange amount may experience a delay in receiving such LP Units, which may affect the value of the LP Units the holder receives in an exchange.

Any holder who exchanges Exchangeable Shares for which BIPC or the Partnership elects to provide LP Units will receive a number of LP Units that is equal to the number of Exchangeable Shares to be exchanged, but will not receive such LP Units for up to ten (10) business days after the applicable request is received. During this period, the market price of LP Units may decrease. Any such decrease would affect the value of the consideration to be received by the holder of Exchangeable Shares on the effective date of the exchange. However, in the event cash is used to satisfy an exchange request, the amount of cash payable per Exchangeable Share will be equal to the NYSE closing price of one LP Unit on the date that the request for exchange is received by the transfer agent. As a result, any increase in the value of the LP Units after that date will not increase the amount of cash to be paid.

Further, the Partnership is required to maintain an effective registration statement in the United States in order to exchange any Exchangeable Shares for LP Units. If the registration statement of which this prospectus forms a part, or any other registration statement with respect to the LP Units issuable upon any exchange, redemption or acquisition of Exchangeable Shares (including in connection with any liquidation, dissolution or winding up of BIPC or the Partnership), is not current or is suspended for use by the SEC, no exchange by holders of Exchangeable Shares or redemption or acquisition of Exchangeable Shares for LP Units by us under the terms of BIPC’s articles may be effected during such period.

Exchanges of Exchangeable Shares for LP Units may negatively affect the market price of the LP Units, and additional issuances of Exchangeable Shares would be dilutive to the LP Units.

If the Partnership issues or BIPC delivers LP Units in satisfaction of any exchange request, a significant number of additional LP Units may be issued from time to time which could have a negative impact on the market price for LP Units. Additionally, any Exchangeable Shares issued by BIPC in the future (including upon exchange of BIPC Exchangeable LP Units or in primary offerings of Exchangeable Shares outside of the United States under Regulation S) will be exchangeable for LP Units, and, accordingly, any future exchanges satisfied by the delivery of LP Units would dilute the percentage interest of existing holders of the LP Units and may reduce the market price of the LP Units.

Our group has the right to elect whether holders of Exchangeable Shares to receive cash or LP Units upon a liquidation, exchange or redemption event.

In the event that (i) there is a liquidation, dissolution or winding up of BIPC or the Partnership, (ii) BIPC or the Partnership exercises its right to redeem (or cause the redemption of) all of the then outstanding Exchangeable Shares, or (iii) a holder of Exchangeable Shares requests an exchange of Exchangeable Shares, holders of Exchangeable Shares shall be entitled to receive one LP Unit per Exchangeable Share held (subject to adjustment to reflect certain capital events as described in elsewhere in this prospectus and certain other payment obligations in the case of a liquidation, dissolution or winding up of BIPC or the Partnership) or its cash equivalent. The form of payment will be determined at the election of our group so holders of LP Units and Exchangeable Shares will not know whether cash or LP Units will be delivered in connection with any of the events described above. BIPC and the Partnership currently intend to satisfy any exchange requests on the Exchangeable Shares through the delivery of LP Units rather than cash.

BIPC or the Partnership may issue additional Exchangeable Shares or LP Units, respectively, in the future, including in lieu of incurring indebtedness, which may dilute holders of our group’s equity securities. BIPC or the Partnership may also issue securities that have rights and privileges that are more favorable than the rights and privileges accorded to our group’s equity holders.

Subject to the terms of any of BIPC securities then outstanding, BIPC may issue additional securities, including Exchangeable Shares, class B shares, options, rights and warrants for any purpose and for such consideration and on such terms and conditions as BIPC’s board may determine. Subject to the terms of any of BIPC securities then outstanding, BIPC’s board will be able to determine the class, designations, preferences, rights, powers and duties of any additional securities, including any rights to share in BIPC’s profits, losses and dividends, any rights to receive BIPC’s assets upon its dissolution or liquidation and any redemption, conversion and exchange rights. Subject to the terms of any of BIPC securities then outstanding, BIPC’s board may use such authority to issue such additional securities, which would dilute holders of such securities, or to issue securities with rights and privileges that are more favorable than those of the Exchangeable Shares.

Similarly, under the Limited Partnership Agreement, subject to the terms of any preferred units then outstanding, our general partner may issue additional partnership securities, including LP Units, preferred units, options, rights, warrants and appreciation rights relating to partnership securities for any purpose and for such consideration and on such terms and conditions as the board of our general partner may determine. Subject to the terms of any of the Partnership securities then outstanding, the board of our general partner will be able to determine the class, designations, preferences, rights, powers and duties of any additional partnership securities, including any rights to share in the Partnership’s profits, losses and dividends, any rights to receive the Partnership’s assets upon its dissolution or liquidation and any redemption, conversion and exchange rights. Subject to the terms of any of the Partnership securities then outstanding, the board of our general partner may use such authority to issue such additional partnership securities, which would dilute holders of such securities, or to issue securities with rights and privileges that are more favorable than those of the LP Units.

The sale or issuance of a substantial number of Exchangeable Shares, the LP Units or other equity securities of BIPC or the Partnership in the public markets, or the perception that such sales or issuances could occur, could depress the market price of LP Units and impair the Partnership’s ability to raise capital through the sale of additional LP Units. We cannot predict the effect that future sales or issuances of Exchangeable Shares, LP Units or other equity securities would have on the market price of the LP Units. Subject to the terms of any of our securities then outstanding, holders of LP Units will not have any pre-emptive right or any right to consent to or otherwise approve the issuance of any securities or the terms on which any such securities may be issued.

The Rights Agreement will terminate on March 31, 2025.

In connection with the Arrangement, Brookfield will enter into the Rights Agreement, which will terminate on March 31, 2025, unless terminated earlier pursuant to its terms. After such date, holders of Exchangeable Shares will no longer have the benefit of protections provided for by the Rights Agreement and will be reliant on the rights provided for in BIPC’s articles. In the event that BIPC or the Partnership fails to satisfy a request for exchange after the expiry of the Rights Agreement, a tendering holder will not be entitled to rely on the secondary exchange rights. See “Exchanges of Exchangeable Shares for LP Units - Secondary Exchange Rights”.

USE OF PROCEEDS

None of the Partnership, BIPC or the selling unitholder will receive any cash proceeds from the issuance or delivery of any LP Units upon exchange, redemption or acquisition, as applicable, of Exchangeable Shares pursuant to this prospectus. See “Exchange of Exchangeable Shares for LP Units” below.

CAPITALIZATION

The table below sets forth our capitalization as at September 30, 2024. Our capitalization set forth below does not reflect transactions occurring after September 30, 2024, including the Arrangement. You should read this table in conjunction with the financial statements that are incorporated by reference in this prospectus.

As of September 30, 2024(4)
($ Millions)
Corporate borrowings(1)(2)	$5,156
Non-recourse borrowings	47,622
Other current and non-current liabilities(3)	22,939
Preferred Shares	20
Partnership Capital
Limited Partners	4,641
General Partner	26
Non-controlling interest
RPUs	1,903
Exchangeable Shares	1,338
Exchangeable LP Units	62
Perpetual subordinated notes	293
Interest of others in operating subsidiaries	20,326
Preferred Unitholders	918

Total capitalization	$105,244

(1)	These amounts are guaranteed by certain subsidiaries of the Partnership, and/or BIPC Holdings Inc. and the Partnership.
(2)	Excludes any indebtedness incurred by the Partnership since September 30, 2024.
(3)	Includes the deferred income tax liability of the Partnership as of September 30, 2024.
(4)	Does not reflect any transactions that have occurred since September 30, 2024. See “Where You Can Find More Information” and “Documents Incorporated by Reference”.

EXCHANGES OF EXCHANGEABLE SHARES FOR LP UNITS

The exchange rights relating to the Exchangeable Shares that will be effective upon consummation of the Arrangement, are set forth in BIPC’s articles and will be set forth in the Rights Agreement. Forms of BIPC’s articles following the Arrangement and the Rights Agreement are filed as exhibits to the Registration Statement of which this prospectus forms a part. Upon exchange, holders of Exchangeable Shares will receive, with respect to each exchanged share, either (i) one LP Unit or (ii) cash in an amount equivalent to the market value of one LP Unit, in each case as described in further detail below.

Primary Exchange Rights

Holders of Exchangeable Shares will have the right to exchange all or a portion of their Exchangeable Shares for one LP Unit per Exchangeable Share held (subject to adjustment in the event of certain dilutive or other capital events by BIPC or the Partnership as described below in “- Adjustments to Reflect Certain Capital Events”) or its cash equivalent based on the NYSE closing price of one LP Unit on the date that the request for exchange is received by BIPC’s transfer agent (or if not a trading day, the next trading day thereafter), plus, in each case, a cash amount for each tendered Exchangeable Share equal to any unpaid dividends per tendered Exchangeable Share. The form of payment to holders of Exchangeable Shares – whether LP Units or cash – will be determined at the sole election of BIPC (other than any unpaid dividends, which will be paid for only in cash). In the event the Partnership ceases to be a publicly listed entity, the value of a LP Unit will be determined by (i) the last available bid price from an independent source such as an over-the-counter market or an independent investment banking firm; or (ii) if (i) is not applicable, then the amount that a holder of a LP Unit would receive upon the liquidation of the Partnership and sale of its assets in accordance with the terms of its limited partnership agreement. Holders of Exchangeable Shares that hold such shares through a broker must contact their brokers to request an exchange on their behalf. Holders of Exchangeable Shares that are registered holders must contact BIPC’s transfer agent and follow the process described below. BIPC currently intends to satisfy any exchange, redemption or acquisition of Exchangeable Shares through the delivery of LP Units rather than cash.

Each holder of Exchangeable Shares who wishes to exchange one or more of his or her Exchangeable Shares for LP Units or its cash equivalent is required to complete and deliver a notice of exchange in the form available from BIPC’s transfer agent and which is filed as Exhibit 99.1 to the Registration Statement of which this prospectus forms a part. The transfer agent will promptly notify BIPC, the Partnership and, until such time as the Rights Agreement is terminated, Brookfield of the receipt of a notice of exchange. Upon receipt of a notice of exchange, BIPC shall be obligated, within ten (10) business days after the date that the notice of exchange is received by BIPC’s transfer agent, to deliver to the tendering holder of Exchangeable Shares, in accordance with instructions set forth in the notice of exchange, one LP Unit per Exchangeable Share held (subject to adjustment in the event of certain dilutive or other capital events by BIPC or the Partnership as described below in “- Adjustments to Reflect Certain Capital Events”) or its cash equivalent based on the NYSE closing price of one LP Unit on the date that the request for exchange is received by BIPC’s transfer agent (or if not a trading day, the next trading day thereafter) (the form of payment to be determined at the sole election of BIPC), plus, in each case, a cash amount for each tendered Exchangeable Share equal to any unpaid dividends per tendered Exchangeable Share. The LP Units that BIPC would be obligated to deliver following an exchange request as set forth in the preceding sentence will be issued by the Partnership to BIPC, and BIPC in turn will deliver such LP Units to such holder. As described in the next paragraph, the Partnership may also elect to satisfy such exchange request by issuing LP Units or paying cash directly to the tendering holder of Exchangeable Shares. Upon completion of the exchange of any Exchangeable Shares as described herein, the holder of Exchangeable Shares who has exchanged their Exchangeable Shares will have no further right, with respect to any Exchangeable Shares so exchanged, to receive any dividends on Exchangeable Shares with a record date on or after the date on which such Exchangeable Shares are exchanged.

In lieu of BIPC delivering LP Units or paying cash as described in the preceding paragraph, the Partnership, in its sole discretion, may elect to satisfy BIPC’s exchange obligation by acquiring all of the tendered

Exchangeable Shares in exchange for issuing directly to such tendering holder one LP Unit per Exchangeable Share held (subject to adjustment in the event of certain dilutive or other capital events by our group as described below in “- Adjustments to Reflect Certain Capital Events”) or delivering its cash equivalent based on the NYSE closing price of one LP Unit on the date that the request for exchange is received by BIPC’s transfer agent (or if not a trading day, the next trading day thereafter) (the form of payment to be determined at the sole election of the Partnership), plus, in each case, a cash amount for each tendered Exchangeable Share equal to any unpaid dividends per tendered Exchangeable Share. If the Partnership elects to satisfy BIPC’s exchange obligation directly (in lieu of BIPC delivering LP Units or cash as described above), it shall, within three (3) days from the receipt of the holder’s notice of exchange, provide written notice to BIPC and BIPC’s transfer agent of its intention to satisfy the exchange obligation and shall satisfy such obligation within ten (10) business days from the date that the notice of exchange is received by BIPC’s transfer agent by issuing to such holder of Exchangeable Shares the LP Units or delivering the cash equivalent. The Partnership currently intends to satisfy any exchange, redemption or acquisition of Exchangeable Shares through the delivery of LP Units rather than cash.

In the event that a tendering holder of Exchangeable Shares has not received the number of LP Units or its cash equivalent in satisfaction of the tendered Exchangeable Shares, then such tendering holder of Exchangeable Shares will be entitled to receive the equivalent of such cash amount or LP Units amount from Brookfield pursuant to the Rights Agreement until March 31, 2025. In this scenario, the tendered Exchangeable Shares will be delivered to the rights agent (as defined below) in exchange for the delivery of the equivalent of the cash amount or LP Units amount from a collateral account of Brookfield administered by the rights agent. The Partnership will indemnify Brookfield, in its capacity as selling unitholder, for certain liabilities under applicable securities laws concerning selling unitholders, in connection with any LP Units delivered by Brookfield pursuant to the Rights Agreement. See the section entitled “- Secondary Exchange Rights” below for a further description of the Rights Agreement.

No Fractional LP Units. No fractional LP Units will be issued or delivered upon exchange of Exchangeable Shares. In lieu of any fractional LP Units to which the tendering holder of Exchangeable Shares would otherwise be entitled at our group’s election, our group, will pay an amount in cash equal to the LP Unit value on the trading day immediately preceding the exchange date multiplied by such fraction of a LP Unit.

Conversion of Tendered Exchangeable Shares. The Partnership is entitled at any time to have any or all Exchangeable Shares acquired by the Partnership converted into class B shares on a one-for-one basis.

Adjustments to Reflect Certain Capital Events. The conversion factor (which is currently one) will be subject to adjustment in accordance with BIPC’s articles to reflect certain capital events, including (i) if the Partnership and/or BIPC declares or pays a distribution to its unitholders consisting wholly or partly of LP Units or a dividend to its shareholders consisting wholly or partly of Exchangeable Shares, as applicable, without a corresponding distribution or dividend, as applicable, being declared or paid by the other entity; (ii) if the Partnership or BIPC splits, subdivides, reverse-splits or combines its outstanding LP Units or Exchangeable Shares, as applicable, without a corresponding event occurring at the other entity; (iii) if the Partnership and/or BIPC distributes any rights, options or warrants to all or substantially all holders of its LP Units or Exchangeable Shares to convert into, exchange for or subscribe for or to purchase or to otherwise acquire LP Units or Exchangeable Shares (or other securities or rights convertible into, exchangeable for or exercisable for LP Units or Exchangeable Shares), as applicable, without a corresponding distribution of rights, options or warrants by the other entity; (iv) if the Partnership distributes to all or substantially all holders of LP Units evidences of its indebtedness or assets (including securities), or rights, options or warrants to convert into, exchange for or subscribe for or to purchase or to otherwise acquire such securities but excluding all distributions where a comparable distribution (or the cash equivalent) is made by BIPC; or (v) if the Partnership or one of its subsidiaries makes a payment in respect of a tender or exchange offer for the LP Units (but excluding for all purposes any exchange or tender offer to exchange LP Units for Exchangeable Shares or any other security economically equivalent to LP Units), to the extent that the cash and value of any other consideration included in the payment per LP Unit exceeds certain thresholds.

Amendments. Any amendment or modification to the BIPC articles, or any agreement to which BIPC is a party, that would reasonably be expected to impact the economic equivalence of an Exchangeable Share with a LP Unit requires the affirmative vote of holders of a majority of the outstanding Exchangeable Shares not held by Brookfield, the Partnership or their affiliates, voting as a class or, in the event that there is more than one non-overlapping director of BIPC, the approval of a majority of such non-overlapping directors.

Secondary Exchange Rights

In connection with the Arrangement, Brookfield will enter into the Rights Agreement with Wilmington Trust, National Association (the “rights agent”), pursuant to which Brookfield will agree that, until March 31, 2025, upon an exchange of Exchangeable Shares, in the event that, on the applicable specified exchange date with respect to any subject Exchangeable Shares, (i) BIPC has not satisfied its obligation under its articles by delivering the applicable LP Units or cash amount and (ii) the Partnership has not, upon its election in its sole and absolute discretion, acquired such subject Exchangeable Shares from the holder thereof and delivered the applicable LP Units or cash amount, Brookfield will satisfy, or cause to be satisfied, the obligations pursuant to BIPC’s articles to exchange such subject Exchangeable Shares for LP Units or the cash amount. The holders of Exchangeable Shares have a right to receive LP Units or the cash amount in such circumstances (the “Secondary Exchange Rights”). Brookfield currently intends to satisfy any exchange requests for the Exchangeable Shares that are made pursuant to the Rights Agreement through the delivery of LP Units rather than cash. The Secondary Exchange Rights are a part of the terms of the Exchangeable Shares and may not be evidenced, transferred or assigned separate or apart from the Exchangeable Shares.

The Rights Agreement replaces the Existing Rights Agreement, and provides the same expiration date and other terms as the Existing Rights Agreement; accordingly, the Rights Agreement serves only to provide continuity for the existing structure in existence prior to the Arrangement.

Brookfield Consent Right. In connection with the Arrangement, Brookfield, BIPC, the Partnership and others will enter into an amendment to our Master Services Agreement, which is described in Item 6.A, “Directors and Senior Management—Our Master Services Agreement” of the Annual Report (as defined herein) (as so amended, the “Master Services Agreement”). The Master Services Agreement will provide that, so long as Brookfield is a party to the Rights Agreement, Brookfield shall have a consent right prior to the issuance by BIPC of any Exchangeable Shares, subject to certain exceptions.

Appointment of Rights Agent. Under the Rights Agreement, the rights agent will agree to act as the rights agent for the holders, as a class and not individually, of the Exchangeable Shares.

Term and Termination. The Rights Agreement will terminate automatically on the earliest of (i) the date on which there are no Exchangeable Shares outstanding, other than Exchangeable Shares owned by Brookfield or its affiliates and (ii) on March 31, 2025. After the expiry of the Rights Agreement, holders of Exchangeable Shares will continue to have all of the rights provided for in BIPC’s articles but will no longer be entitled to rely on the Secondary Exchange Rights.

Satisfaction of Secondary Exchange Rights. In accordance with the Rights Agreement, Brookfield will agree to satisfy, or cause to be satisfied, the obligations with respect to the Secondary Exchange Rights contained in BIPC’s articles. The rights agent will agree to establish a collateral account, and Brookfield will contribute an amount of cash or securities in accordance with the Rights Agreement (as further described below) in order to enable the rights agent to exchange subject Exchangeable Shares for the cash amount or the LP Units amount in accordance with the Rights Agreement.

Pursuant to and subject to the terms and conditions set forth in BIPC’s articles, a holder of Exchangeable Shares may request to exchange each Exchangeable Share (a “Subject Exchangeable Share”) for one LP Unit per Exchangeable Share held (subject to adjustment to reflect certain capital events) or its cash equivalent (the form of payment to be determined at the election of our group). See “- Primary Exchange Rights - Adjustments to Reflect Certain Capital Events” above. Upon receipt of a notice of exchange, BIPC shall, within ten (10) business days after the date that the notice of exchange is received by BIPC’s transfer agent (the “Specified Exchange Date”), deliver to the tendering holder of Exchangeable Shares, such LP Unit or cash amount. See above under “- Primary Exchange Rights”. In accordance with BIPC’s articles, BIPC is required to deliver a notice (the “Company Notice”) to the rights agent and Brookfield on the Specified Exchange Date if the conditions to the exercise of the Secondary Exchange Rights with respect to any Subject Exchangeable Shares have been satisfied. The Company Notice must set forth the LP Units amount and the cash amount for such Subject Exchangeable Shares and any necessary wire transfer or other delivery instructions.

Brookfield may provide notice to the rights agent by the business day immediately following receipt of the Company Notice, providing that Brookfield has elected, in Brookfield’s sole discretion, to fund the cash amount. If the rights agent has not received such notice from Brookfield, the rights agent must exchange the Subject Exchangeable Shares for a number of LP Units held in the collateral account equal to the LP Units amount and promptly, and in any event within two (2) business days, deliver such LP Units from the collateral account to the holder of the Subject Exchangeable Shares. If there are not enough LP Units in the collateral account to satisfy the LP Units amount with respect to one or more of such Subject Exchangeable Shares, the rights agent will exchange such Subject Exchangeable Shares for an amount of cash from the collateral account equal to the cash amount and promptly, and in any event within two (2) business days, deliver the cash amount to the holder of the Subject Exchangeable Shares.

If the holder of the Subject Exchangeable Shares has not received the LP Units amount or the cash amount by the Specified Exchange Date, the holder of the Subject Exchangeable Shares may deliver, or cause to be delivered, a notice (an “Exchanging Shareholder Notice”) to the rights agent and Brookfield. The Exchanging Shareholder Notice must set forth the number of such Subject Exchangeable Shares and any necessary wire transfer or other delivery instructions and be in a format that is acceptable to the rights agent, a form of which is included as Exhibit D-2 to the Rights Agreement, a form of which is filed as Exhibit 4.10 to the Registration Statement of which this prospectus forms a part. On the next business day following receipt of the Exchanging Shareholder Notice, Brookfield will provide notice to the rights agent (i) setting forth the LP Units amount and the cash amount for such Subject Exchangeable Shares and (ii) either (a) providing that Brookfield has elected, in Brookfield’s sole discretion, to fund the cash amount or (b) instructing the rights agent to exchange each Subject Exchangeable Share. Brookfield is not obligated to deliver such notice if it has determined in good faith that the conditions to the exercise of the Secondary Exchange Right have not been satisfied. On or prior to the second business day following receipt by the rights agent of such instruction by Brookfield, the Exchanging Shareholder Notice and the Subject Exchangeable Shares, the rights agent will exchange such Subject Exchangeable Shares for the LP Units amount from the collateral account or, if there are not enough LP Units in the collateral account, for the cash amount from the collateral account. With respect to any exchange of Subject Exchangeable Shares, Brookfield may elect to instruct the rights agent to exchange the Subject Exchangeable Shares for the cash amount. If Brookfield makes such an election and there is not a sufficient amount of cash in the collateral account, Brookfield must deposit the required amount into the collateral account simultaneously with such election.

In connection with the exercise by a holder of the Secondary Exchange Rights with respect to any Subject Exchangeable Shares held through the Depository Trust Company (“DTC”), such holder will deliver to the rights agent such Subject Exchangeable Shares pursuant to DTC’s applicable procedures. In addition, such holder will deliver to the rights agent via e-mail on the business day prior to delivery of such Subject Exchangeable Shares a copy of the exchanging Exchangeable Shareholder notice, if applicable.

Receipt of Subject Exchangeable Shares; Withholding. Holders of Subject Exchangeable Shares will be required to deliver such shares free and clear of all liens, claims and encumbrances, and should any such liens, claims and encumbrances exist with respect to such Subject Exchangeable Shares, the holder of such Subject Exchangeable Shares will not be entitled to exercise its Secondary Exchange Rights with respect to such shares. Each holder of Subject Exchangeable Shares will pay to Brookfield the amount of any tax withholding due upon the exchange of such shares and, in the event Brookfield elects to acquire some or all of the Subject Exchangeable Shares in exchange for the cash amount, will authorize Brookfield to retain a portion of the cash amount to satisfy tax withholding obligations. If Brookfield elects to acquire some or all of the Subject Exchangeable Shares in exchange for the LP Units amount, Brookfield may elect to either satisfy the amount of any tax withholding by retaining LP Units with a fair market value equal to the amount of such obligation, or satisfy such tax withholding obligation using amounts paid by Brookfield, which amounts will be treated as a loan by Brookfield to the holder of the Subject Exchangeable Shares, in each case, unless the holder, at the holder’s election, has made arrangements to pay the amount of any such tax withholding.

LP Units Record Date. Each former holder of Subject Exchangeable Shares who receives the LP Units amount will be deemed to have become the owner of the LP Units as of the date upon which such Subject Exchangeable Shares are duly surrendered in accordance with the Rights Agreement.

Collateral Account. In connection with the Arrangement, Brookfield or its affiliates will establish a non-interest-bearing trust account administered by the rights agent (the “collateral account”). In accordance with the terms of the Rights Agreement, Brookfield will ensure that the aggregate of (i) the LP Units in or issuable pursuant to any convertible securities in the collateral account (the “collateral account LP Unit balance”), and (ii) the number of LP Units equal to the aggregate amount of cash in the collateral account divided by the value of a LP Unit (the “collateral cash balance” and, together with the collateral account LP Unit balance, the “collateral account balance”) will at all times be equal to or exceed the number of LP Units that is equal to the product of the total number of Exchangeable Shares outstanding (excluding those owned by Brookfield or its affiliates) multiplied by the conversion factor in accordance with BIPC’s articles, (the “required collateral account balance”).

If the collateral account balance is at any time less than the required collateral account balance, Brookfield will, within two (2) business days, deposit or cause to be deposited into the collateral account either (i) a number of LP Units or any security convertible into or redeemable for LP Units (other than Exchangeable Shares) (the “LP Unit convertibles”), or (ii) an amount of cash or cash equivalents, in each case in an amount necessary to cause the collateral account balance to be at least equal to the required collateral account balance. To the extent that conversion or redemption of a LP Unit convertible results in the imposition of any fees, payments, premiums or penalties, such fees, payments, premiums or penalties will be borne by Brookfield or its affiliates, and must either be satisfied directly by Brookfield or such affiliates or will be deemed to reduce the collateral account balance. Brookfield must keep the rights agent informed of the collateral account balance and the required collateral account balance in writing on a regular basis, and must inform the rights agent in writing within two (2) business days of any change in the collateral account balance or the required collateral account balance for any reason, including as a result of an adjustment to the conversion factor pursuant to BIPC’s articles.

Brookfield and its affiliates will not be entitled to withdraw any LP Unit or LP Unit convertible from the collateral account, except (i) if the collateral account balance exceeds the required collateral account balance, either as a result of a change in the conversion factor pursuant to BIPC’s articles or a decrease in the number of Exchangeable Shares outstanding (excluding Exchangeable Shares held by Brookfield or its affiliates) or (ii) upon the deposit by Brookfield or its affiliates in the collateral account of an amount in cash or cash equivalents equal to one hundred and fifty percent (150%) of the value of the LP Units withdrawn or the value of the number of LP Units into which such LP Unit convertibles may be converted or redeemed.

If the collateral account contains any amount of cash in lieu of LP Units, such cash amount is required to be no less than the product of the required collateral account balance minus the collateral account LP Unit balance, multiplied by one hundred and twenty-five percent (125%) of the value of a LP Unit (the “required collateral account cash balance”). If at any time the collateral account cash balance is less than the required collateral account cash balance, Brookfield will within two (2) business days deposit or cause to be deposited cash or cash equivalents in the collateral account in an amount sufficient to cause the collateral account cash balance to be at least equal to the required collateral account cash balance.

Brookfield and its affiliates will not be entitled to withdraw any cash or cash equivalents from the collateral account, except (i) to the extent the collateral account cash balance is greater than one hundred and twenty percent (120%) of the required collateral account cash balance or (ii) upon the deposit in the collateral account of a corresponding number of LP Units or LP Unit convertibles.

Registration of LP Units. Under the Rights Agreement, Brookfield will agree that if a shelf registration statement has not been effective for five (5) consecutive business days with respect to all of the LP Units in the collateral account, including LP Units issuable from time to time upon conversion of or redemption for LP Unit convertibles, and the transfer of such LP Units from the collateral account to a holder of Subject Exchangeable Shares, Brookfield will deposit or cause to be deposited into the collateral account an amount of cash or cash equivalents equal to one hundred and fifty percent (150%) of the value of all LP Units (including LP Units issuable from time to time upon conversion of or redemption for LP Unit convertibles) held in the collateral account at such time; provided, however, no such deposit is required to the extent all of the LP Units in the collateral account, including LP Units issuable from time to time upon conversion of or redemption for LP Unit convertibles, and the transfer of such LP Units from the collateral account to a holder of Subject Exchangeable Shares, are registered under an effective shelf registration statement. The Registration Statement of which this prospectus forms a part is intended to satisfy the foregoing shelf registration obligations.

Amendments to the Rights Agreement. Brookfield may not, without the affirmative vote of holders of at least two-thirds (2/3rds) of the outstanding Exchangeable Shares not held by Brookfield or its affiliates, voting as a class, and the approval of a majority of the independent directors of BIPC, materially amend, modify, or alter the Rights Agreement or repeal, terminate or waive any rights under the Rights Agreement.

Redemption

Upon completion of the Arrangement, BIPC’s board will have the right upon sixty (60) days’ prior written notice to holders of Exchangeable Shares to redeem all of the then outstanding Exchangeable Shares at any time and for any reason, in its sole discretion and subject to applicable law, including without limitation following the occurrence of any of the following redemption events: (i) the total number of Exchangeable Shares outstanding decreases by 50% or more over any twelve-month period; (ii) a person acquires 90% of the LP Units in a take-over bid (as defined by applicable securities law); (iii) unitholders of the Partnership approve an acquisition of the Partnership by way of arrangement or amalgamation; (iv) unitholders of the Partnership approve a restructuring or other reorganization of the Partnership; (v) there is a sale of all or substantially all of the Partnership’s assets; (vi) there is a change of law (whether by legislative, governmental or judicial action), administrative practice or interpretation, or a change in circumstances of BIPC and its shareholders, that may result in adverse tax consequences for BIPC or its shareholders; or (vii) BIPC’s board, in its sole discretion, concludes that the unitholders of the Partnership or holders of Exchangeable Shares are adversely impacted by a fact, change or other circumstance relating to BIPC. For greater certainty, unitholders of the Partnership do not have the ability to vote on such redemption and the BIPC’s board’s decision to redeem all of the then outstanding Exchangeable Shares will be final. In addition, the holders of class B shares of BIPC may deliver a notice to BIPC specifying a redemption date upon which BIPC shall redeem all of the then outstanding Exchangeable Shares, and upon sixty (60) days’ prior written notice from BIPC to the holders of Exchangeable Shares and without the consent of holders of Exchangeable Shares, BIPC shall be required to redeem all of the then outstanding Exchangeable Shares on such redemption date, subject to applicable law.

Upon any such redemption event, the holders of Exchangeable Shares shall be entitled to receive pursuant to such redemption one LP Unit per Exchangeable Share held (subject to adjustment in the event of certain dilutive or other capital events by BIPC or the Partnership) or its cash equivalent based on the NYSE closing price of one LP Unit on the trading day immediately preceding the announcement of such redemption plus all unpaid dividends, if any (the form of payment to be determined at the election of BIPC). See “- Primary Exchange Rights - Adjustments to Reflect Certain Capital Events” above. Any such issuance of LP Units upon redemption of Exchangeable Shares is registered by this prospectus.

Notwithstanding the foregoing, upon any redemption event, the Partnership may elect to acquire all of the outstanding Exchangeable Shares in exchange for one LP Unit per Exchangeable Share held (subject to adjustment in the event of certain dilutive or other capital events by BIPC or the Partnership as described above in “- Primary Exchange Rights - Adjustments to Reflect Certain Capital Events”) or its cash equivalent based on the NYSE closing price of one LP Unit on the trading day immediately preceding the announcement of such redemption plus all unpaid dividends, if any (the form of payment to be determined at the election of the Partnership). LP Unitholders are not entitled to vote on the Partnership’s exercise of the overriding call right described in the preceding sentences.

Liquidation of BIPC

Upon any liquidation, dissolution or winding up of BIPC, and subject to the prior rights of holders of any class of shares of BIPC ranking in priority or ratably with the Exchangeable Shares and after the payment in full (i) to any holder of Exchangeable Shares or class B shares of BIPC that has submitted a notice of the exercise of the exchange rights described above at least ten (10) days prior to the date of the liquidation, dissolution or winding up (or in the case of the class B shares of BIPC, thirty (30) days prior to the date of the liquidation, dissolution or winding up) and (ii) any unpaid dividends, the holders of Exchangeable Shares shall be entitled to one LP Unit per Exchangeable Share held (subject to adjustment in the event of certain dilutive or other capital events by BIPC or the Partnership as described above in “- Primary Exchange Rights - Adjustments to Reflect Certain Capital Events”) or its cash equivalent based on the NYSE closing price of one LP Unit on the trading day immediately preceding announcement of such liquidation, dissolution or winding up (the form of payment to be determined at the election of BIPC). If, upon any such liquidation, dissolution or winding up, the assets of BIPC are insufficient to make such payment in full, then the assets of BIPC will be distributed among the holders of Exchangeable Shares ratably in proportion to the full amounts to which they would otherwise be respectively entitled to receive.

Notwithstanding the foregoing, upon any liquidation, dissolution or winding up of BIPC, the Partnership may elect to acquire all of the outstanding Exchangeable Shares for one LP Unit per Exchangeable Share held (subject to adjustment in the event of certain dilutive or other capital events by BIPC or the Partnership), plus a cash amount for each Exchangeable Share equal to any unpaid dividends per Exchangeable Share. See “- Primary Exchange Rights - Adjustments to Reflect Certain Capital Events” above. Any such issuance of LP Units upon acquisition of Exchangeable Shares in connection with any liquidation, dissolution or winding up of BIPC is registered by this prospectus. The acquisition by the Partnership of all the outstanding Exchangeable Shares will occur on the day prior to the effective date of the liquidation, dissolution or winding up of BIPC. LP Unitholders are not entitled to vote on the Partnership’s exercise of the overriding call right described in the preceding sentences.

Automatic Redemption upon Liquidation of the Partnership

Upon any liquidation, dissolution or winding up of the Partnership, including where substantially concurrent with a liquidation, dissolution or winding up of BIPC, all of the then outstanding Exchangeable Shares will be automatically redeemed by BIPC on the day prior to the liquidation, dissolution or winding up of the Partnership. Each holder of Exchangeable Shares shall be entitled to one LP Unit per Exchangeable Share held (subject to adjustment in the event of certain dilutive or other capital events by BIPC or the Partnership as described above in “- Primary Exchange Rights - Adjustments to Reflect Certain Capital Events”) or its cash equivalent based on the NYSE closing price of one LP Unit on the trading day immediately preceding the announcement of such redemption plus all unpaid dividends, if any (the form of payment to be determined at the election of BIPC). Any such issuance of LP Units upon automatic redemption of Exchangeable Shares upon liquidation of the Partnership is registered by this prospectus.

Notwithstanding the foregoing, upon any such redemption, the Partnership may elect to acquire all of the outstanding Exchangeable Shares in exchange for one LP Unit per Exchangeable Share held (subject to adjustment in the event of certain dilutive or other capital events by BIPC or the Partnership), plus, in each case, a cash amount for each Exchangeable Share equal to any unpaid dividends per Exchangeable Share. See “- Primary Exchange Rights - Adjustments to Reflect Certain Capital Events.” The acquisition by the Partnership of all the outstanding Exchangeable Shares will occur on the day prior to the effective date of the liquidation, dissolution or winding up of BIPC.

Registration Rights Agreement

In connection with the Arrangement, BIPC, the Partnership and Brookfield will enter into a registration rights agreement (the “Registration Rights Agreement”) comparable to the registration rights agreement existing prior to the Arrangement between Brookfield, the Partnership and Existing BIPC. Under the Registration Rights Agreement, BIPC will agree that, upon the request of Brookfield, BIPC will file one or more registration statements or prospectuses to register for sale and qualify for distribution under applicable securities laws any of the Exchangeable Shares held by Brookfield. In the Registration Rights Agreement, BIPC will also agree to pay expenses in connection with such registration and sales and will indemnify Brookfield for material misstatements or omissions in the registration statement.

DESCRIPTION OF THE PARTNERSHIP’S CAPITAL STRUCTURE

The following is a description of the material terms of the LP Units and a summary of certain terms of the Limited Partnership Agreement, which is incorporated herein by reference. For more information on the Limited Partnership Agreement, see Item 10.B, “Additional Information - Memorandum and Articles of Association - Description of Our Units, Preferred Units and Our Limited Partnership Agreement” in the Annual Report, which is incorporated by reference herein.

As of September 30, 2024, there were 461,745,019 LP Units outstanding (652,044,975 LP Units assuming the exchange of all of Brookfield’s RPUs and 653,097,425 LP Units assuming the exchange of all of Brookfield’s RPUs and Exchangeable LP Units), 4,989,265 Class A Preferred Units, Series 1, 4,989,262 Class A Preferred Units, Series 3, 7,986,595 Class A Preferred Units, Series 9, 9,936,190 Class A Preferred Units, Series 11, 8,000,000 Class A Preferred Units, Series 13 and 8,000,000 Class A Preferred Units, Series 14 outstanding and no Class A Preferred Units, Series 2, Class A Preferred Units, Series 4, Class A Preferred Units, Series 10, Class A Preferred Units, Series 12, Class A Preferred Units, Series 15 and Class A Preferred Units, Series 16 outstanding. The RPUs are subject to a redemption-exchange mechanism pursuant to which LP Units may be issued in exchange for RPUs on a one-for-one basis. Brookfield owns or exercises control or direction over 207,999,242 LP Units (assuming the exchange of all RPUs and Existing Shares), which includes 3,287,267 LP Units that are held by subsidiaries of Brookfield Wealth Solutions Ltd. (formerly known as Brookfield Reinsurance Ltd.) (“Brookfield Wealth Solutions”).

Following completion of the Arrangement, there are expected to be up to 120,000,000 Exchangeable Shares issued in exchange for the Existing Shares pursuant to the Arrangement, based on 132,023,562 Existing Shares outstanding as of September 30, 2024, of which 13,012,789 are held by the Brookfield Group and will not be exchanged for Exchangeable Shares. Additionally, as of September 30, 2024, there were 4,747,930 BIPC Exchangeable LP Units outstanding. Each BIPC Exchangeable LP Unit is exchangeable for one Exchangeable Share.

Pursuant to the Arrangement, the articles of Existing BIPC will be amended to create the class A.1 exchangeable subordinate shares (the “Class A.1 Shares”) and the Class A.2 Shares. BIPC will transfer the Existing Shares it receives from Public Shareholders to Existing BIPC in exchange for Class A.1 Shares and the Brookfield Group will transfer its Existing Shares to Existing BIPC in exchange for Class A.2 Shares, in each case on a one-for-one basis. The Class A.1 Shares held by BIPC will be exchangeable for LP Units, but will generally only be exchanged by BIPC following an exchange by a holder of Exchangeable Shares in order to allow BIPC to satisfy its obligation to deliver LP Units to the exchanging holder of Exchangeable Shares, and not for BIPC’s own account. In addition, the Class A.2 Shares will be exchangeable by the Brookfield Group into Exchangeable Shares or LP Units on a one-for-one basis (subject to the ownership cap that limits the exchange by the Brookfield Group of Class A.2 Shares such that exchanges by the Brookfield Group may not result in the Brookfield Group owning 9.5% or more of the aggregate fair market value of all issued and outstanding Exchangeable Shares). However, those exchanges are not being registered pursuant to the Registration Statement of which this prospectus forms a part.

On October 16, 2018, Exchange LP issued Exchangeable LP Units in connection with the privatization of Enercare Inc. Each Exchangeable LP Unit is exchangeable for one LP Unit. As of September 30, 2024, there were 1,052,450 Exchangeable LP Units outstanding.

The LP Units are non-voting limited partnership interests in the Partnership. Holders of LP Units are not entitled to the withdrawal or return of capital contributions in respect of the LP Units, except to the extent, if any, that distributions are made to such holders pursuant to the Limited Partnership Agreement or upon the liquidation of the Partnership as described in the Annual Report or as otherwise required by applicable law. Except to the extent expressly provided in the Limited Partnership Agreement, a holder of LP Units will not have priority over any other holder of LP Units, either as to the return of capital contributions or as to profits, losses or distributions. The LP Units rank junior to the preferred limited partnership units (“Preferred LP Units”) with respect to priority in the payment of distributions and in the distribution of the assets of the Partnership in the event of the liquidation, dissolution or winding-up of the Partnership, whether voluntary or involuntary, as further described in the Annual Report. Holders of LP Units will not be granted any preemptive or other similar right to acquire additional interests in the Partnership. In addition, holders of LP Units do not have any right to have their LP Units redeemed by the Partnership.

Further, subject to the terms of any Preferred LP Units then outstanding, our Limited Partnership Agreement authorizes us to establish one or more classes, or one or more series of any such classes of Preferred LP Units with such designations, preferences, rights, powers and duties (which may be senior to existing classes and series of our Preferred LP Units, such as the Class A Preferred Units), as shall be determined by our general partner in its sole discretion, including: (i) the right to share in our profits and losses or items thereof; (ii) the right to share in our distributions; (iii) the rights upon our dissolution and liquidation; (iv) whether, and the terms and conditions upon which, we may or shall be required to redeem our Preferred LP Units (including sinking fund provisions); (v) whether such Preferred LP Unit is issued with the privilege of conversion or exchange and, if so, the terms and conditions of such conversion or exchange; (vi) the terms and conditions upon which each Preferred LP Unit will be issued, evidenced by certificates and assigned or transferred; and (vii) the requirement, if any, of each such Preferred LP Unit to consent to certain Partnership matters.

For a more detailed description of the LP Units, the Preferred LP Units and the Partnership’s capital structure, please refer to the Annual Report, as updated by our subsequent filings with the SEC that are incorporated herein by reference. No changes to the Partnership’s capital structure or the LP Units are contemplated in connection with the Arrangement.

SELLING UNITHOLDER

The table below sets forth information regarding beneficial ownership of LP Units by the selling unitholder as of September 30, 2024 and following distribution of the maximum number of LP Units that may be delivered by the selling unitholder under this prospectus. The percentage of beneficial ownership prior to the Arrangement as set forth in the following table is based on 461,745,019 LP Units outstanding as of September 30, 2024. The percentage of beneficial ownership following the Arrangement assumes that Brookfield delivers the maximum number of LP Units under this prospectus, that there is no change to the number of LP Units outstanding after the Arrangement and that there are no other exchanges of Exchangeable Shares into LP Units.

Pursuant to Rule 13d-4 under the Exchange Act, the statements concerning voting and dispositive power concerning the LP Units included in the footnotes to this table shall not be construed as admissions that such persons are the beneficial owners of such LP Units.

Selling Unitholder	LP Units Beneficially Owned(1)	Percentage of LP Units Outstanding	Maximum Number of LP Units That May Be Delivered by Brookfield upon Exchange of Exchangeable Shares	Percentage after Maximum Number of LP Units are Delivered by Brookfield upon Exchange of Exchangeable Shares
Brookfield Corporation(2)	207,999,242	31.3%	170,000,000	6.6	%(3)

(1)

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. LP Units relating to securities currently exercisable or exercisable within sixty (60) days of the date of this table are deemed outstanding for computing the percentage of the person holding such securities but are not deemed outstanding for computing the percentage of any other person.

(2)

Brookfield Corporation may be deemed to be the beneficial owner of 207,999,242 LP Units that it holds through wholly owned subsidiaries and including units held by Brookfield Wealth Solutions, a paired entity to Brookfield Corporation, and its subsidiaries, constituting approximately 31.3% of the issued and outstanding LP Units as of September 30, 2024, assuming that all of the RPUs and Existing Shares beneficially owned by Brookfield Corporation are exchanged for LP Units. This percentage assumes the exchange of the 190,299,956 RPUs beneficially owned by Brookfield Corporation and 13,012,789 Existing Shares beneficially owned by Brookfield Corporation as of September 30, 2024.

The amount of LP Units beneficially owned by Brookfield Corporation includes 1,399,230 LP Units beneficially held directly or indirectly by Brookfield Corporation and 3,287,267 LP Units held by Brookfield Wealth Solutions, a paired entity to Brookfield Corporation. Brookfield Corporation and Brookfield Wealth Solutions have agreed that all decisions to be made by Brookfield Wealth Solutions with respect to the voting of the LP Units held by Brookfield Wealth Solutions will be made jointly by mutual agreement of the applicable Brookfield Wealth Solutions subsidiary and Brookfield Corporation. Brookfield Wealth Solutions may acquire additional LP Units or other securities exchangeable for LP Units (including Exchangeable Shares). It is expected that any additional LP Units or other securities exchangeable for LP Units (including any Exchangeable Shares) held by Brookfield Wealth Solutions will be subject to the foregoing voting arrangements. In addition, BAM Partners Trust (the “BN Partnership”) may be deemed a beneficial owner of such LP Units. BN Partnership is a trust established under the laws of Ontario and is the sole owner of the Class B limited voting shares of Brookfield Corporation. The BN Partnership has the ability to appoint one half of the board of directors of Brookfield Corporation and approve all other matters requiring shareholder approval of Brookfield Corporation with no single individual or entity controlling the BN Partnership. As such, the BN Partnership may be deemed to have indirect beneficial ownership of the LP Units beneficially owned by Brookfield Corporation. The business address of Brookfield Corporation and the BN Partnership is Brookfield Place, 181 Bay Street, Suite 100, P.O. Box 762, Toronto, Ontario, Canada, M5J 2T3.

(3)

Assumes that all of the RPUs and Class A.2 Shares beneficially owned by Brookfield Corporation after the Arrangement are exchanged for LP Units. This percentage also assumes that all Exchangeable Shares held by the Public Shareholders will have been exchanged for LP Units delivered by the selling unitholder hereunder, and all of the BIPC Exchangeable LP Units held by the holders thereof will have been exchanged for Exchangeable Shares, and that such additional Exchangeable Shares will have been exchanged for LP Units delivered by the selling unitholder hereunder.

For a description of our relationship with Brookfield as well as potential conflicts of interest (and the methods for resolving them) and other material considerations arising from our relationship with Brookfield, please see Item 7.B, “Related Party Transactions - Relationship with Brookfield” in the Annual Report, which is incorporated by reference in this prospectus.

PLAN OF DISTRIBUTION

This prospectus relates to the registration of up to an aggregate of 170,000,000 LP Units that may be issued by the Partnership or delivered by BIPC or Brookfield, the selling unitholder, in each case in connection with the satisfaction of exchange requests by a holder of Exchangeable Shares of BIPC, in accordance with the terms thereof as provided in BIPC’s articles, and if applicable, the Rights Agreement; or upon redemption or acquisition of Exchangeable Shares by us in accordance with BIPC’s articles. The Exchangeable Shares that may be so exchanged, redeemed or acquired include the Exchangeable Shares that will be issued upon completion of the Arrangement and those that thereafter may be issuable upon conversion, exchange or exercise of currently outstanding securities or otherwise pursuant to either Regulation S under the Securities Act or another effective registration statement under the Securities Act.

The delivery of LP Units by Brookfield, as selling unitholder, may be deemed to be conducted by or on behalf of the Partnership.

No broker, dealer or underwriter has been engaged in connection with any such exchange. We will pay all expenses of effecting the exchanges pursuant to this prospectus.

For more information, see “Exchanges of Exchangeable Shares for LP Units”.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain material United States federal income tax considerations for holders relating to the exchange of Exchangeable Shares for LP Units as described in this prospectus as of the date hereof. This summary is based on provisions of the U.S. Internal Revenue Code of 1986, as amended (the “U.S. Internal Revenue Code”), on the regulations promulgated thereunder (the “Treasury Regulations”), and on published administrative rulings, judicial decisions, and other applicable authorities, all as in effect on the date hereof and all of which are subject to change at any time, possibly with retroactive effect. This summary should be read in conjunction with the discussion of the principal U.S. federal income tax considerations associated with the operations of the Partnership and the purchase, ownership, and disposition of LP Units set forth in Item 10.E “Taxation — Certain Material U.S. Federal Income Tax Considerations” and Item 3.D “Risk Factors — Risks Related to Taxation” in the Annual Report. The following discussion is limited as described in Item 10.E “Taxation — Certain Material U.S. Federal Income Tax Considerations” in the Annual Report and as described herein.

This summary is necessarily general and may not apply to all categories of investors, some of whom may be subject to special rules, including, without limitation, persons that own or will own (directly, indirectly or constructively, applying certain attribution rules) 5% or more of the LP Units or (directly, indirectly or constructively, applying certain attribution rules) 10% or more of the equity interests (by vote or value) of BIPC, persons that own or have owned (directly, indirectly or constructively, applying certain attribution rules) 5% or more of either the total voting power or total value of the stock of BIPC, dealers in securities or currencies, financial institutions or financial services entities, mutual funds, life insurance companies, persons that hold Exchangeable Shares as part of a straddle, hedge, constructive sale or conversion transaction with other investments, persons whose LP Units are loaned to a short seller to cover a short sale of LP Units, U.S. Holders (as defined below) whose functional currency is not the U.S. dollar, persons who have elected mark-to-market accounting, persons who hold Exchangeable Shares through a partnership or other entity classified as a partnership for U.S. federal income tax purposes, persons for whom the Exchangeable Shares are not a capital asset, persons who are liable for the alternative minimum tax, certain U.S. expatriates or former long-term residents of the United States, and persons who are subject to special tax accounting rules under Section 451(b) of the U.S. Internal Revenue Code. Except as otherwise specifically provided herein, this summary does not address any tax consequences to holders of preferred units of the Partnership. The actual tax consequences of the exchange of Exchangeable Shares for LP Units may vary depending on your individual circumstances.

For purposes of this summary, a “U.S. Holder” is a beneficial owner of Exchangeable Shares that is for U.S. federal tax purposes: (i) an individual citizen or resident of the United States; (ii) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia; (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust (a) that is subject to the primary supervision of a court within the United States and all substantial decisions of which one or more U.S. persons have the authority to control or (b) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

A “Non-U.S. Holder” is a beneficial owner of Exchangeable Shares, other than a U.S. Holder or an entity or arrangement classified as a partnership or other fiscally transparent entity for U.S. federal tax purposes.

If a partnership (or other entity or arrangement classified as a partnership for U.S. federal income tax purposes) holds Exchangeable Shares, the tax treatment of a partner of such partnership generally will depend upon the status of the partner and the activities of the partnership. Partners of partnerships that hold Exchangeable Shares should consult their own tax advisors.

This discussion does not constitute tax advice and is not intended to be a substitute for tax planning. You should consult your own tax advisor concerning the U.S. federal, state and local income tax consequences of exchanging Exchangeable Shares for LP Units, as well as any tax consequences under the laws of any other taxing jurisdiction.

Partnership Status of the Partnership and the Holding LP

Each of the Partnership and the Holding LP has made a protective election to be classified as a partnership for U.S. federal tax purposes. An entity that is treated as a partnership for U.S. federal tax purposes generally incurs no U.S. federal income tax liability. Instead, each partner is generally required to take into account its allocable share of items of income, gain, loss, deduction, or credit of the partnership in computing its U.S. federal income tax liability, regardless of whether cash distributions are made. Distributions of cash by a partnership to a partner generally are not taxable unless the amount of cash distributed to a partner is in excess of the partner’s adjusted basis in its partnership interest.

An entity that would otherwise be classified as a partnership for U.S. federal income tax purposes may nonetheless be taxable as a corporation if it is a “publicly traded partnership”, unless an exception applies. The LP Units are publicly traded. However, an exception, referred to as the “Qualifying Income Exception”, exists with respect to a publicly traded partnership if (i) at least 90% of such partnership’s gross income for every taxable year consists of “qualifying income” and (ii) the partnership would not be required to register under the Investment Company Act of 1940 if it were a U.S. corporation. Qualifying income includes certain interest income, dividends, real property rents, gains from the sale or other disposition of real property, and any gain from the sale or disposition of a capital asset or other property held for the production of income that otherwise constitutes qualifying income.

Our general partner intends to manage the affairs of the Partnership and the Holding LP so that the Partnership will meet the Qualifying Income Exception in each taxable year. Accordingly, our general partner believes that the Partnership will be treated as a partnership and not as a corporation for U.S. federal income tax purposes.

The remainder of this summary assumes that the Partnership and the Holding LP will be treated as partnerships for U.S. federal tax purposes.

Characterization of the Exchangeable Shares

The U.S. federal income tax consequences for holders of Exchangeable Shares relating to the exchange of Exchangeable Shares for LP Units will depend, in part, on whether the Exchangeable Shares are, for U.S. federal income tax purposes, treated as stock of BIPC and not as interests in the Partnership. Our general partner intends to take the position and believes that the Exchangeable Shares are properly characterized as stock of BIPC for U.S. federal income tax purposes. However, the treatment of the Exchangeable Shares as stock of BIPC is not free from doubt, as there is no direct authority regarding the proper U.S. federal income tax treatment of securities similar to the Exchangeable Shares. If the Exchangeable Shares are not treated as stock of BIPC and are instead treated as LP Units, then a holder of Exchangeable Shares generally would be expected to be taxed in the same manner as a holder of LP Units, in which case the exchange of Exchangeable Shares for LP Units may qualify as a tax-free exchange. The remainder of this summary assumes that the Exchangeable Shares will be treated as stock of BIPC for U.S. federal income tax purposes.

Consequences to U.S. Holders

Exchange of Exchangeable Shares. Subject to the discussion below under the headings “— Exercise of the Partnership Call Right” and “— Passive Foreign Investment Company Considerations”, a U.S. Holder generally will recognize capital gain or loss upon an exchange at the request of the holder (other than an exchange that is treated as a distribution, as discussed below) of the Exchangeable Shares for LP Units, equal to the difference between the amount realized upon the exchange and the holder’s adjusted tax basis in the Exchangeable Shares so exchanged. The amount realized will equal the amount of cash, if any, plus the fair market value of the LP Units received. Any such capital gain or loss will be long-term capital gain or loss if such holder’s holding period for the Exchangeable Shares exceeds one year at the time of the exchange. Gain or loss recognized by a U.S. Holder generally will be treated as U.S.-source gain or loss for foreign tax credit limitation purposes. Long-term capital gains of non-corporate U.S. Holders generally are taxed at preferential rates. The deductibility of capital losses is subject to limitations.

The U.S. federal income tax consequences described in the preceding paragraph should also apply to a U.S. Holder (i) whose exchange request is satisfied by the delivery of cash or LP Units by Brookfield pursuant to the Rights Agreement, or (ii) whose exchange request is satisfied by the delivery of cash by the Partnership pursuant to the exercise of the Partnership Call Right. For the U.S. federal income tax consequences to a U.S. Holder whose exchange request is satisfied by the delivery of LP Units pursuant to the Partnership’s exercise of the Partnership Call Right, see the discussion below under the heading “— Exercise of the Partnership Call Right”.

The U.S. federal income tax consequences to a U.S. Holder whose exchange request is satisfied by the delivery of LP Units by BIPC are described in the following paragraph.

An exchange of Exchangeable Shares satisfied by BIPC will result in the recognition of gain or loss by a U.S. Holder as described above if such exchange is (i) in “complete redemption” of the U.S. Holder’s equity interest in BIPC (within the meaning of Section 302(b)(3) of the U.S. Internal Revenue Code), (ii) a “substantially disproportionate” redemption of stock (within the meaning of Section 302(b)(2) of the U.S. Internal Revenue Code), or (iii) “not essentially equivalent to a dividend” (within the meaning of Section 302(b)(1) of the U.S. Internal Revenue Code). In determining whether any of these tests has been met with respect to the exchange of the Exchangeable Shares, you may be required to take into account not only the Exchangeable Shares and other equity interests in BIPC that you actually own but also other equity interests in BIPC that you constructively own within the meaning of Section 318 of the U.S. Internal Revenue Code. If you own (actually or constructively) only an insubstantial percentage of the total equity interests in BIPC and exercise no control over BIPC’s corporate affairs, you may be entitled to sale or exchange treatment on an exchange of the Exchangeable Shares if you experience a reduction in your equity interest in BIPC (taking into account any constructively owned equity interests) as a result of the exchange.

If you meet none of the alternative tests of Section 302(b) of the U.S. Internal Revenue Code, the exchange would be treated as a distribution with respect to Exchangeable Shares. Subject to the discussion below under the heading “— Passive Foreign Investment Company Considerations”, the gross amount of a distribution paid to a U.S. Holder with respect to Exchangeable Shares (including any amounts withheld to pay Canadian withholding taxes) would be included in such holder’s gross income as a dividend to the extent paid out of BIPC’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). To the extent that the amount of such distribution exceeds BIPC’s current and accumulated earnings and profits, it would be treated first as a tax-free return of a U.S. Holder’s tax basis in its Exchangeable Shares, and to the extent the amount of such distribution exceeds such U.S. Holder’s tax basis, the excess would be taxed as capital gain. In the event that the exchange is properly treated as a distribution, the amount of the distribution would be equal to the amount of cash, if any, and the fair market value of the LP Units received. Dividends received by individuals and other non-corporate U.S. Holders may be subject to tax at preferential rates applicable to long-term capital gains, provided certain conditions are met.

Because the determination as to whether any of the alternative tests of Section 302(b) of the U.S. Internal Revenue Code is satisfied with respect to any particular U.S. Holder will depend upon the facts and circumstances at the time of the exchange, each U.S. Holder should consult its own tax advisor regarding the tax treatment of the exchange of Exchangeable Shares for LP Units, including the calculation of such holder’s tax basis in any remaining Exchangeable Shares in the event the exchange of Exchangeable Shares for LP Units is treated as a distribution.

Exercise of the Partnership Call Right. The Partnership has the right to acquire Exchangeable Shares directly from a shareholder under certain circumstances in exchange for LP Units or cash (the “Partnership Call Right”). For the U.S. federal income tax consequences to a U.S. Holder of the exchange of Exchangeable Shares for cash pursuant to the exercise of the Partnership Call Right, see the discussion above under “— Exchange of Exchangeable Shares”. The U.S. federal income tax consequences to a U.S. Holder of the exchange of Exchangeable Shares for LP Units pursuant to the exercise of the Partnership Call Right will depend in part on whether the exchange qualifies as tax-free under Section 721(a) of the U.S. Internal Revenue Code. For the exchange to so qualify, the Partnership (i) must be classified as a partnership and not as an association or publicly traded partnership taxable as a corporation for U.S. federal income tax purposes and (ii) must not be treated as an investment company for purposes of Section 721(b) of the U.S. Internal Revenue Code. With respect to the classification of the Partnership as a partnership for U.S. federal income tax purposes, see the discussion above under “— Partnership Status of the Partnership and the Holding LP”.

Section 721(b) of the U.S. Internal Revenue Code provides that Section 721(a) of the U.S. Internal Revenue Code will not apply to gain realized on a transfer of property to a partnership that would be treated as an investment company (within the meaning of Section 351 of the U.S. Internal Revenue Code) if the partnership were incorporated. Under Section 351 of the U.S. Internal Revenue Code and the Treasury Regulations thereunder, a transfer of property will be considered a transfer to an investment company only if (i) the transfer results, directly or indirectly, in “diversification” of the transferor’s interests, and (ii) the transferee is a regulated investment company, a real estate investment trust, or a corporation more than 80% of the value of whose assets are held for investment and (subject to certain exclusions) are stock or securities, as defined in Section 351(e) of the U.S. Internal Revenue Code. For purposes of this determination, the stock and securities of a corporate subsidiary are disregarded and the parent corporation is treated as owning its ratable share of the subsidiary’s assets if the parent corporation owns 50% or more of the subsidiary corporation’s stock by voting power or value. The Treasury Regulations also provide that whether an entity is an investment company ordinarily will be determined by reference to the circumstances in existence immediately after the transfer in question. However, where circumstances change thereafter pursuant to a plan in existence at the time of the transfer, this determination will be made by reference to the later circumstances.

Based on the shareholders’ rights in the event of the liquidation or dissolution of BIPC (or the Partnership) and the terms of the Exchangeable Shares, which are intended to provide an economic return equivalent to the economic return on the LP Units (including identical distributions), and taking into account the expected relative values of the Partnership’s assets and its ratable share of the assets of its subsidiaries for the foreseeable future, our general partner currently does not expect a U.S. Holder’s exchange of Exchangeable Shares for LP Units pursuant to the Partnership’s exercise of the Partnership Call Right to be treated as a transfer of property to an investment company within the meaning of Section 721(b) of the U.S. Internal Revenue Code. Thus, our general partner currently expects such exchange to qualify as tax-free under Section 721(a) of the U.S. Internal Revenue Code. However, no definitive determination can be made as to whether any such future exchange will qualify as tax-free under Section 721(a) of the U.S. Internal Revenue Code, as this will depend on the facts and circumstances at the time of the exchange. Many of these facts and circumstances are not within the control of the Partnership, and no assurance can be provided as to the position, if any, taken by our general partner with regard to the U.S. federal income tax treatment of any such exchange. Nor can any assurance be given that the IRS will not assert, or that a court would not sustain, a position contrary to any future position taken by the Partnership. If the Partnership were an investment company immediately following the exchange of Exchangeable Shares for LP Units by a U.S. Holder pursuant to the exercise of the Partnership Call Right, and such exchange were to result in diversification of interests with respect to such U.S. Holder, then Section 721(a) of the U.S. Internal Revenue Code would not apply with respect to such holder, and such holder would be treated as if such holder had sold its Exchangeable Shares to the Partnership in a taxable transaction for cash in an amount equal to the value of the LP Units received.

Even if a U.S. Holder’s transfer of Exchangeable Shares in exchange for LP Units pursuant to the Partnership’s exercise of the Partnership Call Right qualifies as tax-free under Section 721(a) of the U.S. Internal

Revenue Code, our general partner currently expects for the Partnership and the Holding LP to immediately undertake subsequent transfers of such Exchangeable Shares that would result in the allocation to such U.S. Holder of any gain realized under Section 704(c)(1) of the U.S. Internal Revenue Code. Under this provision, if appreciated property is contributed to a partnership, the contributing partner must recognize any gain that was realized but not recognized for U.S. federal income tax purposes with respect to the property at the time of the contribution (referred to as “built-in gain”) if the partnership sells such property (or otherwise transfers such property in a taxable exchange) at any time thereafter or distributes such property to another partner within seven years of the contribution in a transaction that does not otherwise result in the recognition of “built-in gain” by the partnership. If Section 704(c)(1) of the U.S. Internal Revenue Code applies with respect to a U.S. Holder, and such holder fails to disclose to the Partnership its basis in Exchangeable Shares exchanged for LP Units pursuant to the exercise of the Partnership Call Right, then, solely for the purpose of allocating items of income, gain, loss, or deduction under Section 704(c) of the U.S. Internal Revenue Code, our general partner intends to use a reasonable method to estimate such holder’s basis in the Exchangeable Shares exchanged for LP Units pursuant to the exercise of the Partnership Call Right. To ensure compliance with Section 704(c) of the U.S. Internal Revenue Code, such estimated basis could be lower than a U.S. Holder’s actual basis in its Exchangeable Shares. As a result, the amount of gain reported by the Partnership to the IRS with respect to such U.S. Holder in connection with such subsequent transfers could be greater than the correct amount.

If, contrary to the current expectations of our general partner, Section 704(c)(1) does not apply as a result of any such subsequent transfers by the Partnership or the Holding LP of Exchangeable Shares transferred by a U.S. Holder for LP Units in an exchange qualifying as tax-free under Section 721(a) of the U.S. Internal Revenue Code, then such U.S. Holder could, nonetheless, be required to recognize part or all of the built-in gain in its Exchangeable Shares deferred as a result of such exchange under other provisions of the U.S. Internal Revenue Code. Under Section 737 of the U.S. Internal Revenue Code, such U.S. Holder could be required to recognize built-in gain if the Partnership were to distribute any property of the Partnership other than money (or, in certain circumstances, Exchangeable Shares) to such former holder of Exchangeable Shares within seven years of exercise of the Partnership Call Right. Under Section 707(a) of the U.S. Internal Revenue Code, such U.S. Holder could be required to recognize built-in gain if the Partnership were to make distributions (other than “operating cash flow distributions”, unless another exception were to apply) to such U.S. Holder within two years of exercise of the Partnership Call Right.

If Section 721(a) of the U.S. Internal Revenue Code applies to a U.S. Holder’s exchange of Exchangeable Shares for LP Units pursuant to the exercise of the Partnership Call Right by the Partnership and, contrary to the current expectations of our general partner, none of the special provisions (including Section 704(c)(1) of the U.S. Internal Revenue Code) described in the two preceding paragraphs applies, then such U.S. Holder generally should not recognize gain or loss with respect to Exchangeable Shares treated as contributed to the Partnership in exchange for LP Units, except as described below under the heading “— Passive Foreign Investment Company Considerations”. The aggregate tax basis of the LP Units received by such U.S. Holder pursuant to the Partnership Call Right would be the same as the aggregate tax basis of the Exchangeable Shares (or single undivided portion thereof) exchanged therefor, increased by such holder’s share of the Partnership’s liabilities, if any. The holding period of the LP Units received in exchange for Exchangeable Shares would include the holding period of the Exchangeable Shares surrendered in exchange therefor. A U.S. Holder who acquired different blocks of Exchangeable Shares at different times or different prices should consult its own tax advisor regarding the manner in which gain or loss should be determined in such holder’s particular circumstances and such holder’s holding period in LP Units received in exchange for Exchangeable Shares.

For a general discussion of the U.S. federal income tax consequences to a U.S. Holder of owning and disposing of LP Units received in exchange for Exchangeable Shares, see the discussion in Item 10.E “Taxation — Certain Material U.S. Federal Income Tax Considerations” in the Annual Report. The U.S. federal income tax consequences of exchanging Exchangeable Shares for LP Units are complex, and each U.S. Holder should consult its own tax advisor regarding such consequences in light of such holder’s particular circumstances.

Passive Foreign Investment Company Considerations. Certain adverse U.S. federal income tax consequences could apply to a U.S. Holder if BIPC is treated as a passive foreign investment company (“PFIC”) for any taxable year during which the U.S. Holder holds Exchangeable Shares. A non-U.S. corporation, such as BIPC, will be classified as a PFIC for U.S. federal income tax purposes for any taxable year in which, after applying certain look-through rules, either (i) 75% or more of its gross income for such year consists of certain types of “passive” income or (ii) 50% or more of the value of its assets during such year produce or are held for the production of passive income. Passive income generally includes dividends, interest, royalties, rents, annuities, net gains from the sale or exchange of property producing such income, and net foreign currency gains.

Based on its expected income, assets, and activities, BIPC does not expect to be a PFIC for the current taxable year or in the foreseeable future. However, the determination of whether BIPC is or will be a PFIC must be made annually as of the close of each taxable year. Because PFIC status depends upon the composition of BIPC’s income and assets from time to time, there can be no assurance that BIPC will not be considered a PFIC for any taxable year, or that the IRS or a court will agree with BIPC’s determination as to its PFIC status.

Subject to certain elections described below, if BIPC were a PFIC for any taxable year during which a U.S. Holder held Exchangeable Shares, then gain recognized by such U.S. Holder upon the sale or other taxable disposition of the Exchangeable Shares (such as gain from a taxable exchange of Exchangeable Shares for LP Units) generally would be allocated ratably over the U.S. Holder’s holding period for the Exchangeable Shares. The amounts allocated to the taxable year of the sale or other taxable disposition and to any year before BIPC became a PFIC would be taxed as ordinary income. The amount allocated to each other taxable year would be subject to tax at the highest rate in effect for individuals or corporations, as appropriate, for that taxable year, and an interest charge would be imposed on the tax on such amount. Further, to the extent that any distribution received by a U.S. Holder on its Exchangeable Shares were to exceed 125% of the average of the annual distributions on the Exchangeable Shares received during the preceding three years or the U.S. Holder’s holding period, whichever is shorter, that distribution would be subject to taxation in the same manner as gain, described immediately above. Similar rules would apply with respect to any lower-tier PFICs treated as owned indirectly by a U.S. Holder through such holder’s ownership of Exchangeable Shares.

Certain elections may be available to U.S. Holders to mitigate some of the adverse tax consequences resulting from PFIC treatment. If you were to make an election to treat your interest in BIPC as a “qualified electing fund” (“QEF election”) for the first year you were treated as holding such interest, then in lieu of the tax consequences described in the paragraph immediately above, you would be required to include in income each year a portion of the ordinary earnings and net capital gains of our company, even if not distributed to you. A QEF election must be made by you on an entity-by-entity basis. To make a QEF election, you must, among other things, (i) obtain a PFIC annual information statement from BIPC and (ii) prepare and submit IRS Form 8621 with your annual income tax return. To the extent reasonably practicable, BIPC intends to make available information related to its PFIC status and any other subsidiary that it is able to identify as a PFIC with respect to U.S. Holders, including information necessary to make a QEF election with respect to each such entity.

In the case of a PFIC that is a publicly traded foreign company, and in lieu of making a QEF election, an election may be made to “mark to market” the stock of such publicly traded foreign company on an annual basis (a “mark-to-market election”). Pursuant to such an election, you would include in each year as ordinary income the excess, if any, of the fair market value of such stock over its adjusted basis at the end of the taxable year. No assurance can be provided that BIPC or any of its subsidiaries will qualify as PFICs that are publicly traded or that a mark-to-market election will be available for any such entity.

Subject to certain exceptions, a U.S. person who directly or indirectly owns an interest in a PFIC generally is required to file an annual report with the IRS, and the failure to file such report could result in the imposition of penalties on such U.S. person and in the extension of the statute of limitations with respect to federal income tax returns filed by such U.S. person. The application of the PFIC rules to U.S. Holders is uncertain in certain respects. Each U.S. Holder should consult its own tax advisor regarding the application of the PFIC rules, including the foregoing filing requirements and the advisability of making any available election under the PFIC rules, with regard to such holder’s exchange of Exchangeable Shares for LP Units.

Additional Tax on Net Investment Income. Certain U.S. Holders that are individuals, estates or trusts are subject to a 3.8% tax on all or a portion of their “net investment income”, which may include all or a portion of their dividend income and net gains from the disposition of Exchangeable Shares. Each U.S. Holder that is an individual, estate or trust should consult its tax advisors regarding the applicability of this tax to its income and gains in respect of Exchangeable Shares.

Foreign Financial Asset Reporting. Certain U.S. Holders are required to report information relating to an interest in the Exchangeable Shares, subject to certain exceptions (including an exception for shares held in accounts maintained by certain financial institutions) by filing IRS Form 8938 (Statement of Specified Foreign Financial Assets) with their U.S. federal income tax returns. Significant penalties may apply for the failure to satisfy these reporting obligations. U.S. Holders are urged to consult their own tax advisors regarding their information reporting obligations, if any, with respect to their exchange of Exchangeable Shares for LP Units.

Information Reporting and Backup Withholding. Distributions on Exchangeable Shares made to a U.S. Holder and proceeds from the sale or other disposition of Exchangeable Shares may, under certain circumstances, be subject to information reporting and backup withholding, unless the holder provides proof of an applicable exemption or, in the case of backup withholding, furnishes its taxpayer identification number and otherwise complies with all applicable requirements of the backup withholding rules. Backup withholding is not an additional tax and generally will be allowed as a refund or credit against the holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.

Consequences to Non-U.S. Holders

The exchange of Exchangeable Shares for LP Units by a Non-U.S. Holder generally will not be subject to U.S. federal income tax. Special rules may apply to any Non-U.S. Holder (i) that has an office or fixed place of business in the United States; (ii) that is present in the United States for 183 days or more in a taxable year; or (iii) that is (a) a former citizen or long-term resident of the United States, (b) a foreign insurance company that is treated as holding a partnership interest in the Partnership in connection with its U.S. business, (c) a PFIC, (d) a “controlled foreign corporation” for U.S. federal income tax purposes, or (e) a corporation that accumulates earnings to avoid U.S. federal income tax. Non-U.S. Holders should consult their own tax advisors regarding the application of these special rules.

THE FOREGOING DISCUSSION IS NOT INTENDED AS A SUBSTITUTE FOR CAREFUL TAX PLANNING. THE TAX MATTERS RELATING TO THE PARTNERSHIP, LP UNITHOLDERS, BIPC, AND BIPC SHAREHOLDERS ARE COMPLEX AND ARE SUBJECT TO VARYING INTERPRETATIONS. MOREOVER, THE EFFECT OF EXISTING INCOME TAX LAWS, THE MEANING AND IMPACT OF WHICH IS UNCERTAIN, AND OF PROPOSED CHANGES IN INCOME TAX LAWS WILL VARY WITH THE PARTICULAR CIRCUMSTANCES OF EACH HOLDER, AND IN REVIEWING THIS PROSPECTUS THESE MATTERS SHOULD BE CONSIDERED. EACH HOLDER SHOULD CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE U.S. FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES OF THE EXCHANGE OF EXCHANGEABLE SHARES FOR LP UNITS.

MATERIAL CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

The following describes certain material Canadian federal income tax consequences with respect to the exchange of Exchangeable Shares for LP Units as described in this prospectus as of the date hereof by a holder who is the beneficial owner of such Exchangeable Shares and who, at all relevant times, for the purposes of the Income Tax Act (Canada) (the “Tax Act”), (i) deals at arm’s length and is not affiliated with BIPC and the Partnership and (ii) holds the Exchangeable Shares as capital property (a “Holder”). Generally, the Exchangeable Shares will be considered to be capital property to a Holder provided the Holder does not hold such shares in the course of carrying on a business of trading or dealing in securities and has not acquired them in one or more transactions considered to be an adventure or concern in the nature of trade.

This summary is based upon the facts as set out in this prospectus, the current provisions of the Tax Act and the regulations thereunder, and BIPC’s understanding of the current administrative policies and assessing practices of the Canada Revenue Agency (the “CRA”) published in writing prior to the date hereof. This summary takes into account all specific proposals to amend the Tax Act and the regulations thereunder publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the “Proposed Amendments”), and assumes that all Proposed Amendments will be enacted in the form proposed. However, no assurances can be given that the Proposed Amendments will be enacted as proposed, or at all. This summary does not otherwise take into account or anticipate any changes in law or administrative policy or assessing practice whether by legislative, administrative or judicial action or decision, nor does it take into account tax legislation or considerations of any province, territory or foreign jurisdiction, which may differ from those discussed herein.

This summary should be read in conjunction with the discussion of the material Canadian federal income tax considerations associated with the holding and disposition of LP Units set forth in Item 10.E “Taxation - Certain Material Canadian Federal Income Tax Considerations” and Item 3.D “Risk Factors - Risks Related to Taxation” in the Partnership’s most recent Annual Report. The following discussion is limited as described in Item 10.E “Taxation - Certain Material Canadian Federal Income Tax Considerations” in the Partnership’s most recent Annual Report and as described herein.

This summary assumes that at all relevant times (i) the Exchangeable Shares will be listed on a “designated stock exchange” in Canada for the purposes of the Tax Act (which currently includes the TSX), (ii) not more than 50% of the fair market value of an LP Unit is, and not more than 50% of the fair market value of an Exchangeable Share will be, attributable to one or more properties each of which is real property in Canada, a “Canadian resource property” or a “timber resource property”, and (iii) all or substantially all of the property of BIPC and the LP Units will not be “taxable Canadian property” (each as defined in the Tax Act). This summary also assumes that neither the Partnership nor BIPC is a “tax shelter” or a “tax shelter investment”, each as defined in the Tax Act. However, no assurance can be given in this regard.

Following completion of the Arrangement, BIPC will qualify as a “mutual fund corporation” as defined in the Tax Act. BIPC intends to file the necessary election under the Tax Act so that it will be deemed to be a “public corporation” effective from the beginning of its first taxation year, and therefore can qualify as a “mutual fund corporation” throughout its first taxation year. In addition, BIPC should continue to qualify as a “mutual fund corporation” for purposes of the Tax Act for taxation years beginning after 2024 having regard to the Proposed Amendments relating to “mutual fund corporations”.

To maintain its “mutual fund corporation” status, BIPC will be required to comply with specific restrictions under the Tax Act regarding its activities and the investments held by it. BIPC intends to qualify as a “mutual fund corporation” throughout each taxation year in which Exchangeable Shares are outstanding and this summary assumes that will be the case. If BIPC was to cease to qualify as a “mutual fund corporation”, material, adverse tax consequences to BIPC and the Holders may arise.

This summary is not applicable to a Holder: (i) an interest in which would be a “tax shelter investment” or who holds or acquires Exchangeable Shares or LP Units as a “tax shelter investment”, (ii) that is a “financial institution” for purposes of the “mark-to-market property” rules, (iii) that reports its “Canadian tax results” in a currency other than Canadian currency, (iv) that has entered or will enter into a “derivative forward agreement” in respect of the Exchangeable Shares or the LP Units (each as defined in the Tax Act), (v) that is a corporation resident in Canada and is, or becomes (or does not deal at arm’s length for purposes of the Tax Act with a corporation that is or becomes) as part of a transaction or event or series of transactions or events that includes the acquisition of the Exchangeable Shares, controlled by a non-resident person or a group of non-resident persons not dealing with each other at arm’s length for purposes of section 212.3 of the Tax Act, or (vi) that is exempt from tax under Part I of the Tax Act. Furthermore, this summary is not applicable to a Holder that is a “controlling corporation” of BIPC (for purposes of subsection 191(1) of the Tax Act), a person with whom the controlling corporation does not deal at arm’s length or a partnership or trust of which the controlling corporation or person with whom the controlling corporation does not deal at arm’s length is a member or beneficiary for purposes of the Tax Act. Such Holders should consult their own tax advisors.

This summary is of a general nature only and is not, and is not intended to be, nor should it be construed to be, legal or tax advice to any particular Holder, and no representation concerning the tax consequences to any particular Holder or prospective Holder are made. This summary is not exhaustive of all Canadian federal income tax considerations. Accordingly, prospective Holders should consult their own tax advisors with respect to the exchange of Exchangeable Shares for LP Units having regard to their particular circumstances.

Generally, for purposes of the Tax Act, all amounts relating to the disposition of Exchangeable Shares (including on an exchange for LP Units at the request of a Holder) must be expressed in Canadian currency. Amounts denominated in another currency must be converted into Canadian currency using the applicable rate of exchange (pursuant to the Tax Act) quoted by the Bank of Canada on the date such amounts arose, or such other rate of exchange as is acceptable to the CRA.

Taxation of Holders Resident in Canada

The following portion of the summary is generally applicable to a Holder who, at all relevant times, is resident or is deemed to be resident in Canada under the Tax Act (a “Resident Holder”). Certain Resident Holders may be entitled to make, or may have already made, the irrevocable election permitted by subsection 39(4) of the Tax Act the effect of which may be to deem any Exchangeable Shares (and all other “Canadian securities”, as defined in the Tax Act) owned by such Resident Holder to be capital property in the taxation year in which the election is made and in all subsequent taxation years. Resident Holders whose Exchangeable Shares might not otherwise be considered to be capital property should consult their own tax advisors concerning this election.

Exchange of Exchangeable Shares. A Resident Holder who disposes of Exchangeable Shares on an exchange for LP Units at the request of the Resident Holder will realize a capital gain (or sustain a capital loss) equal to the amount by which the proceeds of disposition exceed (or are exceeded by) the aggregate of the Resident Holder’s adjusted cost base of such shares and any reasonable costs of disposition.

The cost to a Resident Holder of an LP Unit received on the exchange of an Exchangeable Share will equal the fair market value of the Exchangeable Share for which it was exchanged at the time of the exchange. The adjusted cost base to a Resident Holder of LP Units at any time will be determined by averaging the cost of such LP Units with the adjusted cost base of any other LP Units owned by the Resident Holder as capital property at the time.

Subject to the Capital Gains Proposals (as defined below), in general, one-half of a capital gain realized by a Resident Holder in a taxation year must be included in income as a “taxable capital gain”. One-half of a capital loss realized by a Resident Holder in a taxation year generally must be deducted as an “allowable capital loss” against taxable capital gains realized in the year. Allowable capital losses in excess of taxable capital gains realized in a taxation year may be carried back and deducted in any of the three preceding taxation years or carried forward and deducted in any subsequent taxation year against net taxable capital gains realized in such years in accordance with the provisions of the Tax Act.

Proposed Amendments related to the capital gains inclusion rate (the “Capital Gains Proposals”) would increase a Resident Holder’s capital gains inclusion rate for a taxation year ending after June 24, 2024, from one-half to two-thirds, subject to a transitional rule applicable for a Resident Holder’s 2024 taxation year that would reduce the capital gains inclusion rate for that taxation year to, in effect, one-half for net capital gains realized before June 25, 2024. The Capital Gains Proposals also include provisions that would, generally, offset the increase in the capital gains inclusion rate for up to $250,000 of net capital gains realized (or deemed to be realized) by Resident Holders that are individuals (including certain trusts) in the year that are not offset by net capital losses carried back or forward from another taxation year. The Capital Gains Proposals also provide that capital losses realized prior to June 25, 2024, which are deductible against capital gains included in income for the 2024 or subsequent taxation years will offset an equivalent capital gain regardless of the inclusion rate which applied at the time such capital losses were realized. Resident Holders should consult their own tax advisors with respect to the Capital Gains Proposals.

The amount of any capital loss realized by a Resident Holder that is a corporation on the disposition of Exchangeable Shares may be reduced by the amount of any deductible dividends received or deemed to be received by the Resident Holder on such Exchangeable Shares to the extent and under the circumstances described in the Tax Act. Similar rules may apply where Exchangeable Shares are owned by a partnership or trust of which a corporation, partnership or trust is a member or beneficiary. Such Resident Holders should consult their own advisors.

A taxable capital gain realized by a Resident Holder that is an individual (other than certain trusts) may give rise to a liability for alternative minimum tax.

For a description of the Canadian federal income tax considerations of holding and disposing of LP Units, see the discussion in Item 10.E “Taxation - Certain Material Canadian Federal Income Tax Considerations” in the Partnership’s Annual Report.

Additional Refundable Tax. A Resident Holder that is throughout its taxation year a “Canadian-controlled private corporation” (as defined in the Tax Act), or is, at any time in the taxation year, a “substantive CCPC” (as defined in the Tax Act) will be liable to pay an additional tax (refundable in certain circumstances) on its “aggregate investment income”, which includes an amount in respect of net taxable capital gains. Resident Holders are advised to consult their own tax advisors in this regard.

Taxation of Holders Not Resident in Canada

The following portion of the summary is generally applicable to a Holder who, at all relevant times, for the purposes of the Tax Act, is not, and is not deemed to be, resident in Canada and does not use or hold the Exchangeable Shares in a business carried on in Canada (a “Non-Resident Holder”). Special rules, which are not discussed in this summary, may apply to a Non-Resident Holder that is an insurer that carries on an insurance business in Canada and elsewhere.

Exchange of Exchangeable Shares. A Non-Resident Holder will not be subject to tax under the Tax Act on a disposition of Exchangeable Shares on an exchange for LP Units at the request of the Non-Resident Holder unless the Exchangeable Shares are “taxable Canadian property” of the Non-Resident Holder for purposes of the Tax Act at the time of the disposition and the Non-Resident Holder is not entitled to relief under an applicable income tax convention between Canada and the country in which the Non-Resident Holder is resident.

Generally, the Exchangeable Shares will not constitute “taxable Canadian property” of a Non-Resident Holder at a particular time provided that BIPC is a mutual fund corporation unless, at any particular time during the 60-month period that ends at that time, both of the following conditions are met concurrently: (a) 25% or more of the issued shares of any class of the capital stock of BIPC were owned by or belonged to one or any combination of (i) the Non-Resident Holder, (ii) persons with whom the Non-Resident Holder did not deal at arm’s length for purposes of the Tax Act, and (iii) partnerships in which the Non-Resident Holder or a person described in (ii) holds a membership interest directly or indirectly through one or more partnerships; and (b) more than 50% of the fair market value of the Exchangeable Shares was derived, directly or indirectly, from one or any combination of: (i) real or immovable property situated in Canada, (ii) “Canadian resource properties” (as defined in the Tax Act), (iii) “timber resource properties” (as defined in the Tax Act), and (iv) options in respect of, or interests in, or for civil law rights in, property described in any of (b)(i) to (iii), whether or not the property exists. BIPC expects that, at all relevant times, the condition in (b) will not be met such that the Exchangeable Shares are not expected to be “taxable Canadian property” to a Non-Resident Holder.

Notwithstanding the foregoing, in certain circumstances set out in the Tax Act, the Exchangeable Shares may be deemed to be “taxable Canadian property.” Non-Resident Holders for whom Exchangeable Shares may constitute “taxable Canadian property” should consult their own tax advisors.

The cost to a Non-Resident Holder of an LP Unit received on the exchange of an Exchangeable Share will equal the fair market value of the Exchangeable Share for which it was exchanged at the time of the exchange. The adjusted cost base to a Non-Resident Holder of LP Units at any time will be determined by averaging the cost of such LP Units with the adjusted cost base of any other LP Units owned by the Non-Resident Holder as capital property at the time.

For a description of the Canadian federal income tax considerations of holding and disposing of LP Units, see the discussion in Item 10.E “Taxation - Certain Material Canadian Federal Income Tax Considerations” in the Partnership’s Annual Report.

LEGAL MATTERS

The validity of the securities offered hereby and certain other legal matters with respect to the laws of Bermuda will be passed upon for us by Appleby (Bermuda) Limited.

EXPERTS

The financial statements of the Partnership as of December 31, 2023, and 2022, and for each of the three years in the period ended December 31, 2023, incorporated by reference in this Prospectus, and the effectiveness of the Partnership’s internal control over financial reporting have been audited by Deloitte LLP, an independent registered public accounting firm, as stated in their reports. Such financial statements are incorporated by reference in reliance upon the reports of such firm given their authority as experts in accounting and auditing.

The consolidated financial statements of Triton International Limited as of December 31, 2022 and 2021, and for each of the years in the three-year period ended December 31, 2022, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2022 have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP (“KPMG”), independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. Triton International Limited has agreed to indemnify and hold KPMG harmless against and from any and all legal costs and expenses incurred by KPMG in successful defense of any legal action or proceeding that arises as a result of KPMG’s consent to the incorporation by reference of its audit report on the Company’s past financial statements incorporated by reference in this prospectus and the registration statement of which it forms a part.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information and periodic reporting requirements of the Exchange Act applicable to “foreign private issuers” (as such term is defined in Rule 405 under the Securities Act) and will fulfill its obligations with respect to those requirements by filing or furnishing reports with the SEC. In addition, we are required to file documents filed with the SEC with the securities regulatory authority in each of the provinces and territories of Canada. The SEC maintains an Internet site that contains reports, proxy and information statements and other information regarding us and other issuers that file electronically with the SEC. The address of the SEC Internet site is www.sec.gov. You are invited to read and copy any reports, statements or other information, other than confidential filings, that we file with the Canadian securities regulatory authorities. These filings are electronically available from the Canadian System for Electronic Data Analysis and Retrieval + (SEDAR+) at www.sedarplus.ca, the Canadian equivalent of the SEC electronic document gathering and retrieval system. This information is also available on our website at https://bip.brookfield.com. The information on our website is not incorporated by reference into this prospectus and should not be considered a part of this prospectus, and the reference to our website in this prospectus is an inactive textual reference only. Throughout the period of distribution, copies of these materials will also be available for inspection during normal business hours at the offices of our service provider at Brookfield Place, 250 Vesey Street, 15th Floor, New York, New York, United States 10281.

As a foreign private issuer, we are exempt from the rules under the Exchange Act related to the furnishing and content of proxy statements, and our officers, directors and principal unitholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act relating to their purchases and sales of LP Units. In addition, we are not required under the Exchange Act to file annual, quarterly and current reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, we intend to file with the SEC, as soon as practicable, and in any event within 120 days after the end of each fiscal year, an annual report on Form 20-F containing financial statements audited by an independent public accounting firm. We also intend to furnish quarterly reports on Form 6-K containing unaudited interim financial information for each of the first three quarters of each fiscal year.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus certain documents that we file with or furnish to the SEC. This means that we can disclose important information to you by referring to those documents. The information incorporated by reference is considered to be an important part of this prospectus, and later information that we file with the SEC will automatically update and supersede that information. The following documents, which have been filed with the securities regulatory authorities in Canada and filed with, or furnished to, the SEC, are specifically incorporated by reference into, and form an integral part of, this prospectus:

•

our Annual Report on Form 20-F for the fiscal year ended December 31, 2023, filed with the SEC on March 18, 2024 (the “Annual Report”), including a description of the Units in Exhibit 2.1 thereto and any amendment or report filed for purposes of updating such description, is hereby incorporated by reference in the prospectus;

•	our Report on Form 6-K, filed with the SEC on April 5, 2024;

•	our Report on Form 6-K, filed with the SEC on July 31, 2023 (Exhibit 99.1 only); and

•	our Report on Form 6-K, filed with the SEC on November 12, 2024 (Exhibit 99.1 only).

In addition, all subsequent annual reports filed by us with the SEC on Form 20-F and any current reports on Form 6-K filed or furnished by us that is identified in such form as being incorporated by reference into the

Registration Statement of which this prospectus forms a part, in each case subsequent to the date of this prospectus and prior to the termination of this offering, shall be deemed to be incorporated by reference into this prospectus as of the date of the filing or furnishing of such documents. We shall undertake to provide without charge to each person to whom a copy of this prospectus has been delivered, upon the written or oral request of any such person to us, a copy of any or all of the documents referred to above that have been or may be incorporated into this prospectus by reference, including exhibits to such documents. Requests for such copies should be directed to:

Brookfield Infrastructure Partners L.P.

Investor Relations

73 Front Street

5th Floor

Hamilton HM 12

Bermuda

Attn: Investor Relations and Communications

E-mail: bip.enquiries@brookfield.com

Tel: +1 441 294 3304

Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded, for the purposes of this prospectus, to the extent that a statement contained in this prospectus or in any other subsequently filed or furnished document which also is or is deemed to be incorporated by reference in this prospectus, modifies or supersedes that statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement shall not be deemed to be an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

SERVICE OF PROCESS AND ENFORCEABILITY OF CIVIL LIABILITIES

The Partnership is formed under the laws of Bermuda. A substantial portion of the Partnership’s assets are located outside of Canada and the United States and certain of the directors of our general partner, as well as certain of the experts named in this prospectus, may be residents of jurisdictions outside of Canada and the United States. The Partnership has appointed an agent for service of process in Ontario and in the United States. However, it may be difficult for investors to effect service within Ontario or elsewhere in Canada or the United States upon those directors and experts who are not residents of Canada or the United States, as applicable. Investors are advised that it may also not be possible for investors to enforce judgments obtained in Canada or the United States against any person or company that is incorporated, continued or otherwise organized under the laws of a foreign jurisdiction or resides outside of Canada or the United States, even if the party has appointed an agent for service of process. Furthermore, it may be difficult to realize upon or enforce in Canada or the United States any judgment of a court of Canada or the United States against the Partnership, its general partner, the directors of our general partner or the experts named in this prospectus since a substantial portion of the Partnership’s assets and the assets of such persons may be located outside of Canada and the United States. The Partnership has been advised by counsel that there is no treaty in force between Canada and Bermuda or the United States and Bermuda providing for the reciprocal recognition and enforcement of judgments in civil and commercial matters. As a result, whether a Canadian or U.S. judgment would be enforceable in Bermuda against the Partnership, its general partner, the directors of our general partner or the experts named in this prospectus depends on whether the Canadian or U.S. court that entered the judgment is recognized by a Bermuda court as having jurisdiction over the Partnership, the directors of our general partner or the experts named in this prospectus, as determined by reference to Bermuda conflict of law rules. The courts of Bermuda would likely give recognition to a valid, final and conclusive in personam judgment obtained in a Canadian or U.S. court pursuant to which a debt or definitive sum of money is payable (other than a sum of money payable in respect of multiple damages, taxes or other charges of a like nature or in respect of a fine or other penalty) as long as: (i) the Canadian or U.S. court issuing the judgment had proper jurisdiction over the parties subject to the judgment and had jurisdiction to give the judgment as a matter of Bermuda law; (ii) the Canadian or U.S. court issuing the judgment did not contravene the rules of natural justice of Bermuda; (iii) the judgment was not obtained by fraud; and (iv) the enforcement of the judgment would not be contrary to the public policy of Bermuda (this is likely to be the case if, for example, there is a Bermuda judgment which conflicts with the judgment of the foreign court in respect of which the enforcement is sought or if the judgment creditor has unsettled judgment debts in Bermuda).

In addition to and irrespective of jurisdictional issues, Bermuda courts will not enforce a provision of Canadian or U.S. federal securities laws that is either penal in nature or contrary to public policy. It is the advice of the Partnership’s Bermuda counsel that an action brought pursuant to a public or penal law, the purpose of which is the enforcement of a sanction, power or right at the instance of the state in its sovereign capacity, is unlikely to be enforced by a Bermuda court. Specified remedies available under the laws of Canadian or U.S. jurisdictions, including specified remedies under Canadian securities laws or U.S. federal securities laws, would not likely be available under Bermuda law or enforceable in a Bermuda court, as they may be contrary to Bermuda public policy. Further, no claim may be brought in Bermuda against the Partnership, its general partner, the directors of our general partner or the experts named in this prospectus in the first instance for a violation of Canadian securities laws or U.S. federal securities laws because these laws have no extraterritorial application under Bermuda law and do not have force of law in Bermuda.

EXPENSES

The following are the expenses incurred or expected to be incurred in connection with the exchanges of Exchangeable Shares for LP Units being registered under the Registration Statement of which this prospectus forms a part, all of which will be paid by us. All amounts, other than the SEC registration fee, are estimates.

SEC registration fee*	$11,599.02
Transfer agent fees	10,000.00
Legal fees and expenses	75,000.00
Printer and EDGAR costs and expenses	25,000.00
Accounting fees and expenses	50,000.00

Total	$171,599.02

*	Excludes the registration fee of $692,108.90 carried over from a prior registration statement in connection with unsold securities pursuant to Rule 415(a)(6).

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8. INDEMNIFICATION OF DIRECTORS AND OFFICERS

The sections of the Registrant’s Annual Report on Form 20-F for the year ended December 31, 2023 entitled “Item 6.A. Directors and Senior Management - Indemnification and Limitations on Liability”, “Item 6.C. Board Practices - Indemnification and Limitations on Liability”, “Item 7.B. Related Party Transactions - Indemnification Arrangement”, “Item 10.B. Memorandum and Articles of Association - Description of Our Units, Preferred Units and Our Limited Partnership Agreement - Indemnification; Limitations on Liability”, and “Item 10.B. Memorandum and Articles of Association - Description of the Holding LP’s Limited Partnership Agreement - Indemnification; Limitations on Liability” include disclosure relating to the indemnification of certain of the Registrant’s affiliates and the directors and officers of the Registrant’s general partner and the Registrant’s service provider and are incorporated by reference herein.

***

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 9. EXHIBITS

The following exhibits have been filed or incorporated by reference as part of this Registration Statement:

EXHIBIT NUMBER	DESCRIPTION

4.1

Certificate of Registration of Brookfield Infrastructure Partners L.P. registered as of May 29, 2007- incorporated by reference to Exhibit 1.1 to the Registrant’s Registration Statement on Form 20-F filed July 31, 2007.

4.2

Amended and Restated Limited Partnership Agreement of Brookfield Infrastructure Partners L.P., dated February 16, 2018 - incorporated by reference to Exhibit 99.1 to the Registrant’s Form 6-K filed February 16, 2018.

4.3

First Amendment to the Amended and Restated Limited Partnership Agreement of Brookfield Infrastructure Partners L.P., dated September 12, 2018 - incorporated by reference to Exhibit 99.1 to the Registrant’s Form 6-K filed September 12, 2018.

4.4

Second Amendment to the Amended and Restated Limited Partnership Agreement of Brookfield Infrastructure Partners L.P., dated February 27, 2020 - incorporated by reference to Exhibit 99.1 to the Registrant’s Form 6-K filed February 27, 2020.

4.5

Third Amendment to the Amended and Restated Limited Partnership Agreement of Brookfield Infrastructure Partners L.P., dated September 21, 2020 - incorporated by reference to Exhibit 3.1 to the Registrant’s Form 6-K filed September 21, 2020.

4.6

Fourth Amendment to the Amended and Restated Limited Partnership Agreement of Brookfield Infrastructure Partners L.P., dated January 21, 2021 - incorporated by reference to Exhibit 3.1 to the Registrant’s Form 6-K filed January 21, 2021.

4.7

Fifth Amendment to the Amended and Restated Limited Partnership Agreement of Brookfield Infrastructure Partners L.P., dated May 24, 2021 - incorporated by reference to Exhibit 4.1 to the Registrant’s Form 6-K filed June 1, 2021.

EXHIBIT NUMBER	DESCRIPTION

4.8

Sixth Amendment to the Amended and Restated Limited Partnership Agreement of Brookfield Infrastructure Partners L.P., dated May 31, 2024 - incorporated by reference to Exhibit 4.3 to the Registrant’s Form 6-K filed May 31, 2024.

4.9*	Articles of Incorporation of 1505109 B.C. Ltd. (to be renamed Brookfield Infrastructure Corporation).

4.10*	Form of Rights Agreement by and between Brookfield Corporation and Wilmington Trust, National Association.

4.11*	Form of Registration Rights Agreement by and between 1505109 B.C. Ltd. (to be renamed Brookfield Infrastructure Corporation), Brookfield Infrastructure Partners L.P. and Brookfield Corporation.

5.1*	Opinion of Appleby (Bermuda) Limited.

23.1+	Consent of Deloitte LLP.

23.2+	Consent of KPMG LLP.

23.3*	Consent of Appleby (Bermuda) Limited (included in the opinion filed as Exhibit 5.1 hereto).

24.1*	Power of Attorney (included in the signature page to the initial filing of this Registration Statement on April 16, 2024).

99.1*	Form of Notice of Exchange for 1505109 B.C. Ltd. (to be renamed Brookfield Infrastructure Corporation) (included in Exhibit 4.9).

107*	Filing Fee Table.

+	Filed herewith.
*	Previously filed.

Item 10. UNDERTAKINGS

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)

To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission (“SEC”), pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that:

Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by or on behalf of the Registrant pursuant to Section 13 or Section 15(d) of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are incorporated by reference in this Registration Statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

To file a post-effective amendment to this Registration Statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided that the Registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act or Item 8.A of Form 20-F if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference herein.

(5)	That, for the purpose of determining liability under the Securities Act, as amended, to any purchaser:

(i)

Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of this Registration Statement as of the date the filed prospectus was deemed part of and included in this Registration Statement; and

(ii)

Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in this Registration Statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of this Registration Statement or made in a document incorporated or deemed incorporated by reference into this Registration Statement or prospectus that is part of this Registration Statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of this Registration Statement or made in any such document immediately prior to such effective date.

(6)	That, for the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities: the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(b)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of an annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) by or on behalf of the Registrant that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, such Registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Amendment No. 3 to the Registration Statement on Form F-3 to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Hamilton, Bermuda on December 20, 2024.

BROOKFIELD INFRASTRUCTURE PARTNERS L.P., by its general partner, BROOKFIELD INFRASTRUCTURE PARTNERS LIMITED

By:	/s/ Jane Sheere
Name: Jane Sheere Title: Secretary

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 3 to the Registration Statement has been signed by the following persons in the capacities indicated on December 20, 2024.

Signature	Title

* Samuel Pollock	Chief Executive Officer of Brookfield Infrastructure Group L.P. (Principal Executive Officer)

* David Krant	Chief Financial Officer of Brookfield Infrastructure Group L.P. (Principal Financial and Accounting Officer)

* Anne Schaumburg	Chair of the Board of Directors

* Jeffrey Blidner	Director

* William Cox	Director

* Roslyn Kelly	Director

* Daniel Muñiz Quintanilla	Director

* Suzanne Nimocks	Director

* Rajeev Vasudeva	Director

* By:	/s/ Jane Sheere
Name:	Jane Sheere
Title:	Attorney-in-fact

AUTHORIZED UNITED STATES REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, as amended, the undersigned has signed this Amendment No. 3 to the Registration Statement, solely in the capacity of the duly authorized representative of Brookfield Infrastructure Partners L.P. in the United States, on this 20th day of December 2024.

BROOKFIELD INFRASTRUCTURE LLC

By:	/s/ Chloe Berry
Name: Chloe Berry Title: Senior Vice President